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Table of contents Prospectus

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156332

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Common Stock, par value $0.01 per share	12,578,125	$16.00	$201,250,000	$11,230

(1)
Calculated in accordance with 457(r) under the Securities Act of 1933, as amended.

Prospectus supplement
(To prospectus dated December 19, 2008)

10,937,500 shares

Common shares

We are offering 10,937,500 shares of common stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol "MBFI." On September 11, 2009, the closing price of our common stock on the NASDAQ Global Select Market was $17.03 per share.

	Per share	Total

Public offering price	$16.00	$175,000,000
Underwriting discounts and commissions	$0.80	$8,750,000
Proceeds to MB Financial, Inc., before expenses	$15.20	$166,250,000

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,640,625 additional shares of our common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments.

Investing in our common stock involves a high degree of risk. See "Risk factors" beginning on page S-13.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The common stock is not a deposit or savings account. The common stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The underwriters expect to deliver the shares on or about September 17, 2009.

J.P. Morgan Sole Book-Running Manager
Sandler O'Neill + Partners, L.P.
FBR Capital Markets	Howe Barnes Hoefer & Arnett	Sterne Agee

September 14, 2009

S-ii

About this prospectus supplement

We provide information to you about our common stock in two separate documents. First, this prospectus supplement describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Second, the accompanying prospectus provides general information about securities we may offer from time to time, including securities other than the common stock being offered by this prospectus supplement. Some of the information in the accompanying prospectus may not apply to this offering. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any relevant free writing prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date.

It is important for you to read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and any relevant free writing prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to under "Incorporation of documents by reference."

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to "MB Financial," the "Company," "we," "us," "our" or similar references mean MB Financial, Inc. and its consolidated subsidiaries and references to "MB Financial Bank" or the "Bank" mean MB Financial Bank, N.A., a national banking association and a wholly owned subsidiary of MB Financial, Inc.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. In addition, our SEC filings are available to the public at the SEC's web site at http://www.sec.gov.

We filed a registration statement on Form S-3 to register with the SEC the shares of common stock to be issued in this offering. This prospectus supplement and the accompanying prospectus do not contain all of the information you can find in the registration statement or

S-iii

the exhibits to the registration statement. You can obtain the full registration statement from the SEC as indicated above.

Incorporation of documents by reference

The SEC allows us to "incorporate by reference" into this prospectus supplement the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC after the date of this prospectus supplement under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and before the date that the offering of securities by means of this prospectus supplement is completed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•
our Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 000-24566-01);

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 (File No. 000-24566-01);

•
our Current Reports on Form 8-K filed on January 14, 2009, March 2, 2009, April 28, 2009, July 28, 2009, August 11, 2009, September 8, 2009 and September 14, 2009 (two reports) (other than the information furnished pursuant to Item 7.01 of the Form 8-Ks filed on September 8, 2009 and September 14, 2009) (File No. 000-24566-01);

•
the portions of our Definitive Proxy Statement on Schedule 14A filed on March 5, 2009 incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008; and

•
the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on October 9, 2001, and all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

  MB Financial, Inc.
  6111 N. River Road
  Rosemont, Illinois 60018
  (847) 653-1992
  Attention: Doria L. Koros, Vice President and Corporate Secretary

S-iv

 Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words "believe," "will," "should," "expect," "anticipate," "estimate," "project," "plan," "forecast," "intend," "potentially," "outlook" or similar expressions. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following:

•
expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;

•
the possibility that the expected benefits of the Corus Bank transaction described in this prospectus supplement will not be realized, whether because of the possibility that the planned run-off of deposits and balance sheet shrinkage following that transaction might not occur in the time frames we anticipate or at all, or due to other factors;

•
the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans we originate and loans we acquire from other financial institutions;

•
results of examinations by the Office of Comptroller of Currency and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses or write-down assets;

•
competitive pressures among depository institutions;

•
interest rate movements and their impact on customer behavior and net interest margin;

•
the impact of repricing and competitors' pricing initiatives on loan and deposit products;

•
fluctuations in real estate values;

•
the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace;

•
our ability to realize the residual values of our direct finance, leveraged, and operating leases;

•
our ability to access cost-effective funding;

•
changes in financial markets;

•
changes in economic conditions in general and in the Chicago metropolitan area in particular;

•
the costs, effects and outcomes of litigation;

S-v

•
new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities;

•
changes in accounting principles, policies or guidelines;

•
our future acquisitions of other depository institutions or lines of business; and

•
future goodwill impairment due to changes in our business, changes in market conditions, the market value of our common stock or other factors.

Some of these and other factors are discussed in this prospectus supplement under the caption "Risk factors" and elsewhere in this prospectus supplement and in the incorporated documents. Such developments could have a material negative effect on our business, financial condition and results of operations.

Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus supplement or the accompanying prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

S-vi

Summary

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the "Risk factors" section of this prospectus supplement, and the documents incorporated by reference, which are described in this prospectus supplement under "Incorporation of documents by reference." Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our common stock to cover over-allotments, if any.

MB Financial

Overview

MB Financial, Inc. is a financial holding company and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Our primary market is the Chicago metropolitan area, in which we currently operate 88 banking offices through our bank subsidiary, MB Financial Bank, N.A., including a total of 14 banking offices recently acquired in the Corus Bank and InBank transactions described below. MB Financial Bank also has one banking office in the city of Philadelphia, Pennsylvania. We concentrate on serving middle-market businesses, leasing companies, and their respective owners. We also serve consumers who live or work near our banking offices. Through our acquisition program and careful selection of officers and employees, we have positioned ourselves to take a leading role in these attractive niche markets. As of June 30, 2009, we had total assets of $8.4 billion, deposits of $6.2 billion and stockholders' equity of $1.0 billion.

Primary business areas

We have three primary business areas: commercial banking; retail banking; and wealth management.

Commercial banking.    Our commercial banking group, which is our largest and most developed business unit, focuses on serving middle-market businesses, primarily located in the Chicago metropolitan area. We provide a broad range of credit, deposit and treasury management products to these companies. In general, our credit products are specifically designed for companies with annual revenues of between $5 million and $100 million and credit needs of up to $25 million. Within commercial banking, we also target small- and medium-sized equipment leasing companies located throughout the United States. We have provided lease banking services to companies in this market segment for more than three decades. Additionally, LaSalle Systems Leasing, Inc., a subsidiary of MB Financial Bank that we acquired in 2002, primarily focuses on leasing technology-related equipment to middle-market and large "Fortune 1000" businesses throughout the United States and provides us the additional ability to directly originate leases and further expand the products we offer to our commercial banking customers.

Retail banking.    Our retail banking group provides much of the funding for our commercial lending business. The target market for our retail banking group is individuals who live or work near our banking offices. We offer a full set of personal banking products to these individuals. As our customers' needs change, we adjust our product offerings accordingly, and develop new products to differentiate ourselves from our competitors. To offer our customers additional convenience, beginning in 2005, we expanded our banking hours (including Sundays in some locations), provided a 7:00 PM cut-off time for deposits to accelerate cash availability for our customers, and introduced our ATM Freedom product that allows free ATM transactions anytime and anywhere in the world. In 2008, we opened a limited number of branches in supermarkets in the Chicago metropolitan area.

Wealth management.    Our wealth management group provides coordinated and integrated delivery of investment management, trust, brokerage and private banking services. Our asset management and trust department offers a wide range of financial services, including personal trust, investment management, custody, estate settlement, guardianship, tax-deferred exchange and retirement plan services. Our private banking department provides qualified clients with personalized, "high touch" banking products and services, including a private banker as a single point of contact for all of their financial needs. MB Financial Bank subsidiaries Cedar Hill Associates, LLC, an asset management firm we acquired in 2008, and Vision Investment Services, Inc., a registered broker-dealer that we acquired in connection with our acquisition of South Holland Bancorp, Inc. in 2003, provide clients with non-FDIC insured investment alternatives and insurance products.

Business strategy

The primary components of our business strategy are as follows:

•
Focus on middle-market businesses.    We concentrate our business efforts on serving middle-market businesses with annual revenues of between $5 million and $100 million, such as manufacturers, wholesalers, distributors, long-term health care operators, real estate operators and investors and selected types of service companies primarily located in the Chicago metropolitan area. Our branch network is strategically located to have access to these businesses. As consolidation in the financial services industry continues, we believe that our ability to attract and retain commercial banking relationships and grow our market share is enhanced as it gives us the opportunity to capitalize on customers dislocated from these consolidations.

•
Grow lower cost core deposits.    We have two categories of funding sources: core and wholesale. Our core funding sources primarily consist of deposits other than brokered deposits and public fund deposits, which are generally considered to be a higher cost and less stable source of funds. Our wholesale funding sources include brokered deposits, public fund deposits, advances from the Federal Home Loan Bank of Chicago and other short- and long-term borrowings. From June 30, 2008 to June 30, 2009, we reduced our wholesale funding as a percentage of total funding from 30% to 20%. During that same time period, core deposits as a percentage of total deposits have increased from 82% to 89%.

•
Careful selection of experienced and highly qualified employees.    We focus on employing experienced individuals committed to serving the needs of our customers. Key to maintaining our existing customer base and growing through the addition of new customers is our high level of quality personal service and our ability to respond quickly to customer needs. We believe our customer service focus allows us to build and maintain long-term relationships with local small and middle-market businesses.

•
Growth of our wealth management business.    A key component of our business strategy is to continue to expand the wealth management area of our business, primarily through the cross-selling of our asset management and trust services to our customers. We also offer private banking services to qualified customers and a full range of non-insured investment alternatives as well as insurance products. By offering a wide array of products and services in the wealth management area, we strive to expand our customer relationships, diversify our revenue base and increase our non-interest income.

•
Acquisitions.    Acquisitions have played an integral role in our growth. We have grown substantially since our November 2001 merger-of-equals transaction with MidCity Financial Corporation, which resulted in our holding company in its present legal form.

  In April 2002, we acquired First National Bank of Lincolnwood, based in Lincolnwood, Illinois, and its parent, First Lincolnwood Corporation. In August 2002, we acquired Chicago-based LaSalle Systems Leasing, Inc. and its affiliated company, LaSalle Equipment Limited Partnership. In February 2003, we acquired South Holland Trust & Savings Bank, based in South Holland, Illinois, and its parent, South Holland Bancorp, Inc. In May 2004, we acquired First Security Federal Savings Bank, based in Chicago, Illinois, and its parent, First SecurityFed Financial, Inc. In August 2006, we acquired Oak Brook Bank, based in Oak Brook, Illinois, and its parent First Oak Brook Bancshares, Inc. First National Bank of Lincolnwood, South Holland Trust & Savings Bank, First Security Federal Savings Bank, and Oak Brook Bank, had assets of approximately $227.5 million, $560.3 million, $576.0 million, and $2.6 billion, respectively, as of their acquisition dates, and all were merged into MB Financial Bank. In April 2008, we purchased an 80% interest in Cedar Hill Associates, LLC, an asset management firm located in Chicago, Illinois with approximately $960 million in assets under management at the time of the acquisition. In 2009, we have completed several acquisition transactions facilitated by the Federal Deposit Insurance Corporation (the "FDIC").

  Heritage Community Bank deposits and assets

  In February 2009, MB Financial Bank assumed all of the deposits, which totaled approximately $218.8 million, and acquired approximately $159.2 million in loans, net of a $14.5 million discount, of Heritage Community Bank, based in Glenwood, Illinois. Pursuant to a loss-sharing arrangement with the FDIC for the Heritage Community Bank transaction, on losses up to $51.8 million, the FDIC has agreed to reimburse MB Financial Bank for 80% of losses. On losses exceeding $51.8 million, the FDIC has agreed to reimburse MB Financial Bank for 95% of losses.

  InBank deposits and assets

  On September 4, 2009, MB Financial Bank assumed approximately $136 million of the deposits and acquired approximately $206 million of the assets, net of a discount of approximately $70 million, of InBank, based in Oak Forest, Illinois. The deposits that MB Financial Bank assumed excluded InBank's brokered deposits, for which the FDIC will pay the brokers directly.

  Corus Bank deposits and assets

  On September 11, 2009, MB Financial Bank assumed all of the deposits and acquired a limited portion of the assets of Corus Bank, N.A., based in Chicago, Illinois. As of the closing date of the transaction, the assumed deposits totaled approximately $6.6 billion, approximately $3.2 billion of which consisted of "out of market" time deposits (deposits held by customers resident in zip codes outside of our branch footprint) to be redeemed by us immediately. As a result of our intention to redeem these deposits and the additional deposit run-off we plan to achieve by lowering rates on out of market money market deposit accounts and other rate-sensitive deposits, our plan is to reduce the aggregate balance of assumed Corus Bank deposits to approximately $3.1 billion within a few weeks, and to ultimately reduce the balance to approximately $1.5 billion—$2.0 billion. Additional information regarding the Corus Bank transaction is provided under "Corus Bank transaction" below.

  We are committed to continuing the controlled expansion of our franchise through strategic acquisitions designed to increase our market share. We believe that with our strong capital and liquidity positions, credit management and extensive acquisition experience, we are well-positioned to take advantage of acquisition opportunities in our market area.

Company information

Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol "MBFI." Our principal executive offices are located at 6111 N. River Road, Rosemont, Illinois 60018. Our telephone number is (847) 653-1992. Our internet address is www.mbfinancial.com. Information contained on or accessible from our website is not incorporated into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

The offering

Issuer	MB Financial, Inc.
Securities offered	10,937,500 shares of common stock, par value $0.01 per share.
Over-allotment option
We have granted the underwriters an option to purchase up to an additional 1,640,625 shares of common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.
Common stock outstanding after this offering	48,559,231 shares of common stock outstanding (50,199,856 shares of common stock upon the exercise of the over-allotment option in full).(1)
Use of proceeds
We estimate that the net proceeds of this offering will be approximately $166.0 million (or $190.9 million upon the exercise of the over-allotment option in full) after deducting underwriting commissions and expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, investments at the holding company level, capital infusions to support MB Financial Bank's growth, acquisitions or other business combinations, and reductions or refinancings of existing debt. We may also seek the approval of our regulators to utilize the proceeds of this offering and other cash available to us to repurchase all or a portion of the Series A preferred stock and the warrant we issued to the U.S. Department of the Treasury in December 2008 pursuant to the TARP Capital Purchase Program. We have not determined if, or when, we would seek the approval of our regulators to repurchase the Series A preferred stock and that warrant.
Dividend policy
The payment of future cash dividends on our common stock is at the discretion of our board of directors and subject to a number of factors, including TARP-related limits and our earnings, capital requirements and financial condition. In addition, there are limitations on the ability of MB Financial Bank to pay dividends to us, which in turn limits our ability to pay dividends to holders of our common stock.
NASDAQ symbol	MBFI
Risk factors	For a discussion of risks associated with an investment in our common stock, see "Risk factors" beginning on page S-13.
(1)
The number of shares of common stock to be outstanding after this offering is based on 37,621,731 shares outstanding as of September 11, 2009, but does not include: (i) approximately 3.25 million shares issuable pursuant to outstanding stock options, restricted stock units and director stock units granted under our equity incentive plans or assumed by in connection with the acquisition of other companies; (ii) approximately 750,000 shares reserved for issuance pursuant to future awards under our equity incentive plans; or (iii) the 1,012,048 shares of common stock issuable upon exercise of the warrant we issued to the U.S. Treasury pursuant to the TARP Capital Purchase Program. If we receive gross proceeds of at least $196.0 million in one or more "qualified equity offerings" that are completed prior to December 31, 2009, the number of shares underlying the warrant issued to the U.S. Treasury will be reduced by 50%, or 506,024 shares. This offering constitutes a qualified equity offering.

Summary consolidated financial and other information

The following table sets forth summary consolidated financial and other information of MB Financial. The financial information as of and for the six months ended June 30, 2009 and 2008 is unaudited and has been derived from our unaudited consolidated financial statements that are incorporated by reference into this prospectus supplement. The unaudited financial information as of and for the six months ended June 30, 2009 and 2008 has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such period. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results of operations to be expected for the full year or any future period. The summary consolidated statement of operations data for the years ended December 31, 2008, 2007 and 2006 and the summary consolidated balance sheet data as of December 31, 2008 and 2007 have been derived from our audited consolidated financial statements that are incorporated by reference into this prospectus supplement. The summary consolidated statement of operations data for the years ended December 31, 2005 and 2004 and the summary consolidated balance sheet data as of December 2006, 2005 and 2004 have been derived from our audited consolidated financial statements that are not incorporated by reference in this prospectus supplement. The following summary consolidated financial and other information should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which have been filed with the SEC and are incorporated herein by reference.

On November 28, 2007, we sold our Union Bank subsidiary. In accordance with accounting principles generally accepted in the United States (commonly referred to as "GAAP"), the assets, liabilities, earnings, and cash flows of the business conducted by Union Bank have been shown separately as discontinued operations in the consolidated balance sheets, consolidated statements of income, and consolidated statements of cash flows for all periods presented.

Our summary consolidated financial information and other financial data contain information determined by methods other than in accordance with GAAP. These measures include net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis; efficiency ratio and ratio of net non-interest expense to average assets, with net gains and losses on securities available for sale excluded from the non-interest income components of these ratios and the expense for the special assessment imposed by the FDIC during the second quarter of 2009 excluded from the non-interest expense components of these ratios; ratios of tangible equity to assets, tangible common equity to risk-weighted assets and tangible common equity to assets; tangible book value per common share; and cash return on average tangible common equity. Our management uses these non-GAAP measures in its analysis of our performance. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Our management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes. Our management also believes that by excluding net gains and losses on securities available for sale from the non-interest income components and excluding the FDIC special assessment expense from the other non-interest expense components of the efficiency ratio and the ratio of annualized net non-interest expense to average assets, these ratios better reflect our core operating performance. The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders' equity. Our management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management's success in utilizing our tangible capital. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Reconciliations to GAAP of the non-GAAP financial measures presented are contained within the summary consolidated financial information table and the subsequent tables.

	As of or for the six months ended June 30,		As of or for the year ended December 31,
(dollars in thousands)	2009(1)	2008	2008	2007	2006(2)	2005	2004(3)

Statement of Operations Data:
Interest income	$189,679	$209,192	$413,788	$457,266	$374,371	$274,522	$213,788
Interest expense	74,262	99,656	192,900	244,960	186,192	105,689	65,083

Net interest income	115,417	109,536	220,888	212,306	188,179	168,833	148,705
Provision for loan losses	116,800	34,740	125,721	19,313	10,100	8,150	7,800

Net interest income (loss) after provision for loan losses	(1,383)	74,796	95,167	192,993	178,079	160,683	140,905
Other income	61,766	50,104	98,466	99,904	71,321	60,080	63,288
Other expenses	111,526	100,350	200,787	206,836	159,075	133,511	119,518

Income (loss) before income taxes	(51,143)	24,550	(7,154)	86,061	90,325	87,252	84,675
Applicable income tax expense (benefit)	(27,353)	(3,281)	(23,318)	24,036	27,269	26,607	25,697

Income (loss) from continuing operations	(23,790)	27,831	16,164	62,025	63,056	60,645	58,978

Discontinued operations:
Income from discontinued operations before income taxes	—	—	—	50,475	6,213	6,281	6,091
Income taxes	—	—	—	18,637	2,155	2,172	1,941

Income from discontinued operations	—	—	—	31,838	4,058	4,109	4,150

Net income (loss)	(23,790)	27,831	16,164	93,863	67,114	64,754	63,128
Dividends on preferred shares	5,118	—	789	—	—	—	—

Net income (loss) available to common stockholders	$(28,908)	$27,831	$15,375	$93,863	$67,114	$64,754	$63,128

	As of or for the six months ended June 30,
			As of or for the year ended December 31,
(dollars in thousands except per share data)
	2009(1)	2008	2008	2007	2006(2)	2005	2004(3)

Common Share Data:
Basic earnings (loss) per common share from continuing operations	$(0.81)	$0.80	$0.44	$1.73	$2.02	$2.13	$2.11
Basic earnings per common share from discontinued operations	—	—	—	0.88	0.13	0.14	0.15

Basic earnings (loss) per common share	$(0.81)	$0.80	$0.44	$2.61	$2.15	$2.27	$2.26

Diluted earnings (loss) per common share from continuing operations	$(0.81)	$0.79	$0.44	$1.70	$1.99	$2.10	$2.07
Diluted earnings per common share from discontinued operations	—	—	—	0.88	0.13	0.14	0.14

Diluted earnings (loss) per common share	$(0.81)	$0.79	$0.44	$2.58	$2.12	$2.24	$2.21

Book value per common share	$23.30	$25.20	$25.07	$24.91	$23.10	$17.81	$16.90
Less: goodwill and other tangible assets, net of tax benefit, per common share	10.99	11.62	11.56	11.43	10.85	4.66	4.63

Tangible book value per common share	$12.30	$13.58	$13.51	$13.48	$12.25	$13.15	$12.27

Weighted average common shares outstanding:
Basic	35,316,289	34,656,503	34,706,092	35,919,900	31,156,887	28,480,909	27,886,191
Diluted	35,471,981	35,043,849	35,061,712	36,439,561	31,687,220	28,895,042	28,537,111
Cash dividend payout ratio	N/M	45.57%	163.64%	27.59%	30.70%	24.63%	22.09%
Cash dividends per common share	$0.13	$0.36	$0.72	$0.72	$0.66	$0.56	$0.50
Balance Sheet Data:
Total assets	$8,402,065	$8,406,592	$8,819,763	$7,834,703	$7,978,298	$5,719,065	$5,253,975
Cash and due from banks	103,276	164,996	79,824	141,248	142,207	82,751	81,059
Investment securities	951,714	1,386,254	1,400,376	1,241,385	1,628,348	1,316,149	1,256,526
Loans receivable, gross	6,341,560	6,000,982	6,228,563	5,615,627	4,971,494	3,480,447	3,180,820
Less allowance for loan losses	181,356	82,544	144,001	65,103	58,983	42,290	42,255
Covered assets(4)	141,682	—	—	—	—	—	—
Assets held for sale	—	—	—	—	393,608	370,103	320,190
Deposits	6,233,525	6,037,673	6,495,571	5,513,783	5,580,553	3,906,212	3,698,540
Short-term and long-term borrowings	851,958	1,247,797	960,085	1,186,586	934,384	771,088	633,616
Junior subordinated notes issued to capital trusts	158,748	158,920	158,824	159,016	179,162	123,526	87,443
Liabilities held for sale	—	—	—	—	361,008	341,988	293,110
Stockholders' equity	1,049,383	880,881	1,068,824	862,369	846,952	506,986	484,537
Less: goodwill	387,069	387,069	387,069	379,047	379,047	125,010	123,628
Less: other intangible assets, net of tax benefit	16,897	17,941	16,754	16,479	18,756	8,186	8,832
Tangible equity	645,417	475,871	665,001	466,843	449,149	373,790	352,077
Less: preferred stock	193,242	—	193,025	—	—	—	—
Tangible common equity	$452,175	$475,871	$471,976	$466,843	$449,149	$373,790	$352,077

	As of or for the six months ended June 30,		As of or for the year ended December 31,
	2009(1)	2008	2008	2007	2006(2)	2005	2004(3)

Performance Ratios (continuing operations):
Return on average assets(5)	(0.55)%	0.70%	0.20%	0.78%	0.96%	1.10%	1.23%
Return on average common equity(5)	(6.70)%	6.38%	1.74%	7.29%	10.06%	12.31%	13.55%
Net interest rate spread	2.73%	2.82%	2.77%	2.79%	3.03%	3.37%	3.49%
Cost of funds(6)	1.97%	2.84%	2.66%	3.67%	3.36%	2.28%	1.62%
Net non-interest expense to average assets(5)(7)	1.38%	1.29%	1.26%	1.30%	1.32%	1.29%	1.16%
Net interest margin(8)	2.97%	3.11%	3.03%	3.20%	3.40%	3.62%	3.67%
Tax equivalent effect	0.13%	0.13%	0.13%	0.12%	0.11%	0.12%	0.10%
Net interest margin—fully tax equivalent basis(8)	3.10%	3.24%	3.16%	3.32%	3.51%	3.74%	3.77%
Efficiency ratio(9)	63.92%	61.48%	61.19%	63.90%	59.77%	56.53%	55.18%
Cash return on average tangible common equity(5)(10)	(11.98)%	12.14%	3.65%	14.14%	16.03%	17.02%	18.26%
Loans to deposits	101.73%	99.39%	95.89%	101.85%	89.09%	89.10%	86.00%
Performance Ratios (total):
Return on average assets(5)	(0.55)%	0.70%	0.20%	1.19%	1.02%	1.17%	1.31%
Return on average common equity(5)	(6.70)%	6.38%	1.74%	11.03%	10.70%	13.15%	14.50%
Net interest rate spread	2.73%	2.82%	2.77%	2.79%	3.03%	3.37%	3.51%
Cost of funds(6)	1.97%	2.84%	2.66%	3.66%	3.34%	2.26%	1.60%
Net non-interest expense to average assets(5)(7)	1.38%	1.29%	1.26%	0.79%	1.43%	1.41%	1.28%
Net interest margin(8)	2.97%	3.11%	3.03%	3.22%	3.41%	3.63%	3.69%
Tax equivalent effect	0.13%	0.13%	0.13%	0.11%	0.11%	0.11%	0.10%
Net interest margin—fully tax equivalent basis(8)	3.10%	3.24%	3.16%	3.33%	3.52%	3.74%	3.79%
Efficiency ratio(9)	63.92%	61.48%	61.19%	55.90%	59.61%	56.47%	55.16%
Cash return on average tangible common equity(5)(10)	(11.98)%	12.14%	3.65%	21.14%	17.04%	18.16%	19.53%
Loans to deposits	101.73%	99.39%	95.89%	101.85%	89.10%	89.16%	84.44%
Asset Quality Ratios:
Non-performing loans to total loans(11)	3.59%	1.56%	2.34%	0.44%	0.43%	0.58%	0.71%
Non-performing assets to total assets(12)	2.92%	1.13%	1.71%	0.33%	0.31%	0.36%	0.44%
Allowance for loan losses to total loans	2.86%	1.38%	2.31%	1.16%	1.19%	1.22%	1.33%
Allowance for loan losses to non-performing loans(11)	79.65%	88.19%	98.67%	266.17%	274.75%	209.66%	187.21%
Net loan charge-offs to average loans	2.54%	0.60%	0.79%	0.25%	0.24%	0.24%	0.25%
Liquidity and Capital Ratios:
Tier 1 capital to risk weighted assets	11.88%	9.58%	12.07%	9.75%	10.49%	11.70%	11.38%
Total capital to risk weighted assets	13.89%	11.59%	14.08%	11.58%	11.80%	12.91%	12.54%
Tier 1 capital to average assets	9.55%	8.08%	9.85%	8.18%	8.39%	9.08%	8.62%
Average equity to average assets	12.14%	10.95%	10.90%	10.76%	9.50%	8.93%	9.07%
Tangible equity to assets(13)	8.07%	5.95%	7.90%	6.28%	5.93%	6.69%	6.87%
Tangible common equity to tangible assets(14)	5.65%	5.95%	5.61%	6.28%	5.93%	6.69%	6.87%
Tangible common equity to risk-weighted assets(15)	6.79%	7.28%	7.10%	7.40%	7.47%	8.70%	9.26%
Other:
Banking facilities	74	72	72	73	70	45	45
Full time equivalent employees(16)	1,348	1,368	1,342	1,282	1,380	1,123	1,030

(1)
In the first quarter of 2009, in a loss-share transaction facilitated by the FDIC, MB Financial Bank assumed all of the deposits and acquired approximately $159.2 million in loans, net of a $14.5 million discount, of Heritage Community Bank.

(2)
In 2006, we acquired First Oak Brook Bancshares, Inc.

(3)
In 2004, we acquired First SecurityFed Financial, Inc.

(4)
Covered assets refer to assets (loans and real estate owned) the Bank acquired during the first quarter of 2009 in an FDIC-assisted transaction with Heritage Community Bank and that are subject to a loss-sharing agreement with the FDIC.

(5)
Ratios for the six-month periods are annualized.

(6)
Equals total interest expense divided by the sum of average interest-bearing liabilities and non-interest bearing deposits.

(7)
Equals total other expense, excluding FDIC special assessment (during the second quarter of 2009), less total other income, excluding net gains (losses) on securities available for sale divided by average assets.

(8)
Net interest margin represents net interest income as a percentage of average interest-earning assets.

(9)
Equals total other expense, less FDIC special assessment, divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.

(10)
Net cash flow available to common stockholders (net income available to common stockholders or net income, as appropriate, plus other intangibles amortization expense, net of tax benefit) divided by average tangible common equity (average common equity less average goodwill and average other intangibles, net of tax benefit).

(11)
Non-performing loans include loans accounted for on a non-accrual basis, accruing loans contractually past due 90 days or more as to interest or principal and loans the terms of which have been renegotiated to provide reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower, in each case excluding covered assets.

(12)
Non-performing assets include non-performing loans, other real estate owned and other repossessed assets, in each case excluding covered assets.

(13)
Equals total ending stockholders' equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.

(14)
Equals total ending common stockholders' equity, less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.

(15)
Equals total ending common stockholders' equity less goodwill and other intangibles, net of tax benefit, divided by total risk-weighted assets.

(16)
Includes Union Bank employees.

The following table presents a reconciliation of cash return on average tangible common equity (in thousands):

	For the six months ended June 30,		For the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Net income (loss) available to common stockholders from continuing operations—as reported	$(28,908)	$27,831	$15,375	$62,025	$63,056	$60,645	$58,978
Plus: Intangible amortization, net of tax benefit	1,219	1,123	2,310	2,278	1,281	645	660

Net cash flow available to common stockholders from continuing operations	$(27,689)	$28,954	$17,685	$64,303	$64,337	$61,290	$59,638

Net income available to common stockholders, as reported	$(28,908)	$27,831	$15,375	$93,863	$67,114	$64,754	$63,128
Plus: Intangible amortization, net of tax benefit	1,219	1,123	2,310	2,278	1,281	645	660

Net cash flow available to common stockholders	$(27,689)	$28,954	$17,685	$96,141	$68,395	$65,399	$63,788

Average common stockholders' equity	$870,155	$878,253	$885,548	$851,324	$627,069	$492,513	$435,419
Less: Average goodwill	387,069	381,956	383,737	379,047	213,874	123,879	101,314
Less: Average other intangible assets net of tax benefit	17,032	16,802	16,788	17,524	11,901	8,496	7,453

Average tangible common equity	$466,054	$479,495	$485,023	$454,753	$401,294	$360,138	$326,652

The following table presents a reconciliation of the calculation of the efficiency ratio (continuing operations) (dollars in thousands):

	For the six months ended June 30,		For the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Non-interest expense	$111,526	$100,350	$200,787	$206,836	$159,075	$133,511	$119,518
Adjustment for FDIC special assessment	3,850	—	—	—	—	—	—

Non-interest expense—as adjusted	$107,676	$100,350	$200,787	$206,836	$159,075	$133,511	$119,518

Net interest income	$115,417	$109,536	$220,888	$212,306	$188,179	$168,833	$148,705
Tax equivalent adjustment	5,047	4,688	9,890	7,728	6,191	5,185	4,211

Net interest income on a fully tax equivalent basis	120,464	114,224	230,778	220,034	194,370	174,018	152,916
Plus other income	61,766	50,104	98,466	99,904	71,321	60,080	63,288
Less net gains (losses) on securities available for sale	13,787	1,106	1,130	(3,744)	(445)	(2,077)	(399)

Net interest income plus non-interest income—as adjusted	$168,443	$163,222	$328,114	$323,682	$266,136	$236,175	$216,603

Efficiency ratio (continuing operations)	63.92%	61.48%	61.19%	63.90%	59.77%	56.53%	55.18%
Efficiency ratio (without adjustments)	62.94%	62.86%	62.87%	66.25%	61.30%	58.32%	56.38%

The following table presents a reconciliation of the calculation of the efficiency ratio (total) (dollars in thousands):

	For the six months ended June 30,		For the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Non-interest expense	$111,526	$100,350	$200,787	$214,390	$167,678	$141,632	$127,148
Adjustment for FDIC special assessment	3,850	—	—	—	—	—	—

Non-interest expense—as adjusted	$107,676	$100,350	$200,787	$214,390	$167,678	$141,632	$127,148

Net interest income	$115,417	$109,536	$220,888	$224,038	$201,412	$181,386	$160,400
Tax equivalent adjustment	5,047	4,688	9,890	7,904	6,508	5,484	4,469

Net interest income on a fully tax equivalent basis	120,464	114,224	230,778	231,942	207,920	186,870	164,869
Plus other income	61,766	50,104	98,466	147,387	72,904	62,429	65,314
Less net gains (losses) on securities available for sale	13,787	1,106	1,130	(4,198)	(445)	(1,531)	(308)

Net interest income plus non-interest income—as adjusted	$168,443	$163,222	$328,114	$383,527	$281,269	$250,830	$230,491

Efficiency ratio (total)	63.92%	61.48%	61.19%	55.90%	59.61%	56.47%	55.16%
Efficiency ratio (without adjustments)	62.94%	62.86%	62.87%	57.72%	61.13%	58.09%	56.33%

The following table presents a reconciliation of the calculation of the ratio of net non-interest expense to average assets (continuing operations) (dollars in thousands):

	For the six months ended June 30,		For the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Non-interest expense	$111,526	$100,350	$200,787	$206,836	$159,075	$133,511	$119,518
Adjustment for FDIC special assessment	3,850	—	—	—	—	—	—

Non-interest expense—as adjusted	$107,676	$100,350	200,787	$206,836	$159,075	$133,511	$119,518

Other income	61,766	50,104	98,466	99,904	71,321	60,080	63,288
Less net gains (losses) on securities available for sale	13,787	1,106	1,130	(3,744)	(445)	(2,077)	(399)

Other income—as adjusted	47,979	48,998	97,336	103,648	71,766	62,157	63,687

Net non-interest expense	$59,697	$51,352	$103,451	$103,188	$87,309	$71,354	$55,831

Average assets	$8,746,816	$8,021,373	$8,240,344	$7,910,610	$6,602,070	$5,518,137	$4,801,161
Annualized net non-interest expense to average assets (continuing operations)	1.38%	1.29%	1.26%	1.30%	1.32%	1.29%	1.16%
Annualized net non-interest expense to average assets (without adjustments)	1.15%	1.26%	1.24%	1.35%	1.33%	1.33%	1.17%

The following table presents a reconciliation of the calculation of the ratio of net non-interest expense to average assets (total) (dollars in thousands):

	For the six months ended June 30,		For the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Non-interest expense	$111,526	$100,350	$200,787	$214,390	$167,678	$141,632	$127,148
Adjustment for FDIC special assessment	3,850	—	—	—	—	—	—

Non-interest expense—as adjusted	$107,676	$100,350	200,787	$214,390	$167,678	$141,632	$127,148

Other income	61,766	50,104	98,466	147,387	72,904	62,429	65,314
Less net gains (losses) on securities available for sale	13,787	1,106	1,130	(4,198)	(445)	(1,531)	(308)

Other income—as adjusted	47,979	48,998	97,336	151,585	73,349	63,960	65,622

Net non-interest expense	$59,697	$51,352	$103,451	$62,805	$94,329	$77,672	$61,526

Average assets	$8,746,816	$8,021,373	$8,240,344	$7,910,610	$6,602,070	$5,518,137	$4,801,161
Annualized net non-interest expense to average assets (total)	1.38%	1.29%	1.26%	0.79%	1.43%	1.41%	1.28%
Annualized net non-interest expense to average assets (without adjustments)	1.15%	1.26%	1.24%	0.85%	1.44%	1.44%	1.29%

Risk factors

An investment in our common stock involves risks. The following risk factors relate to our business and this offering. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially negatively affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the incorporated documents.

Risks relating to our business and operating environment

Changes in economic conditions, particularly a further economic slowdown in the Chicago area, could hurt our business.

Our business is directly affected by market conditions, trends in industry and finance, legislative and regulatory changes, and changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. In 2007, the housing and real estate sectors experienced an economic slowdown that has continued into 2009. Further deterioration in economic conditions, particularly within the Chicago area, could result in the following consequences, among others, any of which could hurt our business materially:

•
loan delinquencies may increase;

•
problem assets and foreclosures may increase;

•
demand for our products and services may decline; and

•
collateral for our loans may decline in value, in turn reducing a customer's borrowing power and reducing the value of assets and collateral securing our loans.

Negative developments in the financial industry and credit markets may continue to negatively impact our financial condition and results of operations.

Negative developments beginning in the latter half of 2007 in the sub-prime mortgage market and the securitization markets for such loans, together with other factors, have resulted in uncertainty in the financial markets in general and a related general economic downturn, which have continued into 2009. In addition, as a consequence of the recession in the United States, business activity across a wide range of industries face serious difficulties due to the lack of consumer spending and the extreme lack of liquidity in the global credit markets. Unemployment has also increased significantly.

As a result of these economic crises, many lending institutions, including us, have experienced declines in the performance of their loans, including construction loans and commercial real estate loans. In addition, the values of real estate collateral supporting many loans have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets compared to recent years. These conditions may have a material negative effect on our financial condition and results of operations. In addition, as a result of the foregoing factors, there is a potential for new laws and regulations regarding lending and funding practices and capital and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations. In this regard, the U.S. Department of the Treasury (the "U.S. Treasury") has announced that more rigorous regulatory capital and liquidity standards for banks should be established by December 31, 2010 and implemented by December 31, 2012, but no specific measures have yet been published.

Negative developments in the financial industry and the impact of new legislation and regulations in response to those developments could restrict our business operations, including our ability to originate loans, and negatively impact our results of operations and financial condition. Overall, during the past year, the general business environment has had an negative effect on our business, and there can be no assurance that the environment will improve in the near term. Until there is a sustained improvement in conditions, we expect our business, financial condition and results of operations to be negatively affected.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The Emergency Economic Stabilization Act of 2008 (the "EESA") authorizes the U.S. Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under the Troubled Asset Relief Program ("TARP"). The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The U.S. Treasury has allocated $250 billion towards a Capital Purchase Program (the "TARP Capital Purchase Program"). Under the TARP Capital Purchase Program, the U.S. Treasury has purchased preferred equity securities from participating institutions, including $196.0 million of our Series A preferred stock. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000. This increase was originally to be in place until the end of 2009 but was subsequently extended to the end of 2013.

The EESA followed, and has been followed by, numerous actions by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the U.S. Congress, the U.S. Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. In addition, in early 2009, the U.S. Treasury announced its Financial Stability Plan to ameliorate the current credit crisis, and President Obama signed into law the American Recovery and Reinvestment Act (the "ARRA").

The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system, improve the flow of credit and foster an economic recovery. The regulatory and legislative initiatives described above may not have their desired effects, however. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and negatively affected.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. At times, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers' underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience a negative effect, which may be material, on our ability to access additional capital, if needed or desired, and on our business, financial condition and results of operations.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business. Every loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•
cash flow of the borrower and/or the project being financed;

•
the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

•
the credit history of a particular borrower;

•
changes in economic and industry conditions; and

•
the duration of the loan.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which we believe is appropriate to provide for probable losses in our loan portfolio. The amount of this allowance is determined by our management through a periodic review and consideration of several factors, including, but not limited to:

•
our general reserve, based on our historical default and loss experience;

•
our specific reserve, based on our evaluation of non-performing loans and their underlying collateral; and

•
current macroeconomic factors and model imprecision factors.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material negative effect on our financial condition and results of operations.

A large percentage of our loan portfolio is secured by real estate, in particular commercial real estate. Continued deterioration in the real estate markets or other segments of our loan portfolio could lead to additional losses, which could have a material negative effect on our financial condition and results of operations.

As of June 30, 2009, excluding loans acquired in the Heritage Bank acquisition and covered by our loss-sharing agreement with the FDIC for that transaction, approximately 60% of our loan portfolio was secured by real estate, the majority of which is commercial real estate. As a result of increased levels of commercial and consumer delinquencies and declining real estate values, which reduce the customer's borrowing power and the value of the collateral securing the loan, we have experienced increasing levels of charge-offs and provisions for loan losses. Continued increases in delinquency levels or continued declines in real estate values, which cause our loan-to-value ratios to increase, could result in additional charge-offs and provisions for loan losses. This could have a material negative effect on our business and results of operations.

Our construction loans are based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate.

We provide construction loans for the acquisition and development of land for further improvement of condominiums, townhomes, and one-to-four family residences. We also provide acquisition, development and construction loans for retail and other commercial purposes, primarily in our market areas.

Construction lending can involve a higher level of risk than other types of lending because funds are advanced partially based upon the value of the project, which is uncertain prior to the project's completion. Because of the uncertainties inherent in estimating construction costs as well as the market value of a completed project and the effects of governmental regulation of real property, our estimates with regards to the total funds required to complete a project and the related loan-to-value ratio may vary from actual results. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property or refinance the indebtedness. If our estimate of the value of a project at completion proves to be overstated, we may have inadequate security for repayment of the loan and we may incur a loss.

At June 30, 2009, excluding loans acquired in the Heritage Bank acquisition and covered by our loss-sharing agreement with the FDIC for that transaction, our construction loans totaled approximately $722.4 million, or 11% of our total loan portfolio. Of these loans, approximately $417.5 million, or 58%, were residential construction-related and approximately $304.9 million, or 42%, were commercial construction related. Approximately $147.5 million, or 20%, of the

$722.4 million of our construction loans were non-performing at June 30, 2009. These loans represented approximately 65% of our total non-performing loans as of June 30, 2009, excluding loans held-for-sale and loans covered by our loss-sharing agreement with the FDIC for the Heritage Bank acquisition.

Repayment of our commercial loans and lease loans is often dependent on the cash flows of the borrower or lessee, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

We make our commercial loans primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Collateral securing commercial loans may depreciate over time, be difficult to appraise and fluctuate in value. In addition, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect the amounts due from its customers. Accordingly, we make our commercial loans primarily based on the historical and expected cash flow of the borrower and secondarily on underlying collateral provided by the borrower.

We lend money to small and mid-sized independent leasing companies to finance the debt portion of leases (which we refer to as lease loans). A lease loan arises when a leasing company discounts the equipment rental revenue stream owed to the leasing company by a lessee. Our lease loans entail many of the same types of risks as our commercial loans. Lease loans generally are non-recourse to the leasing company, and, consequently, our recourse is limited to the lessee and the leased equipment. As with commercial loans secured by equipment, the equipment securing our lease loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We rely on the lessee's continuing financial stability, rather than the value of the leased equipment, for the repayment of all required amounts under lease loans. In the event of a default on a lease loan, it is unlikely that the proceeds from the sale of the leased equipment will be sufficient to satisfy the outstanding unpaid amounts under the terms of the loan.

The value of the securities in our investment securities portfolio may be negatively affected by continued disruptions in securities markets.

The market for some of the investment securities held in our portfolio has become increasingly volatile over the past two years. Volatile market conditions may detrimentally affect the value of these securities, such as through reduced valuations due to the perception of heightened credit and liquidity risks. There can be no assurance that the declines in market value associated with these disruptions will not result in other-than-temporary or permanent impairments of these assets, which would lead to accounting charges that could have a material negative effect on our financial condition and results of operations.

Higher FDIC deposit insurance premiums and assessments could significantly increase our non-interest expense.

FDIC insurance premiums have increased significantly in 2009 and we expect to pay higher FDIC premiums in the future. Recent bank failures have substantially depleted the insurance fund of the FDIC and reduced the fund's ratio of reserves to insured deposits. The FDIC adopted a revised risk-based deposit insurance assessment schedule on February 27, 2009, which raised deposit insurance premiums. On May 22, 2009, the FDIC also implemented a special assessment equal to five basis points of each insured depository institution's assets minus Tier 1 capital as of June 30, 2009, but no more than ten basis points multiplied by the institution's assessment base for the second quarter of 2009, to be collected on September 30, 2009. Additional special assessments of up to the same amount may be imposed by the FDIC based on asset levels as of September 30, 2009 and December 31, 2009.

We participate in the FDIC's Transaction Account Guarantee Program, or TAGP, for non-interest-bearing transaction deposit accounts. The TAGP is a component of the FDIC's Temporary Liquidity Guarantee Program, or TLGP. Banks that participate in the TAGP will pay the FDIC annualized fees of ten basis points on the amounts in such accounts above the amounts covered by FDIC deposit insurance through December 31, 2009. The FDIC has established an extension period for the TAGP to run from January 1, 2010 through June 30, 2010. During the extension period, the fees for participating banks will range from 15 to 25 basis points, depending on the risk category to which the bank is assigned for deposit insurance assessment purposes. Banks may elect to opt out of participation during the extension period by notifying the FDIC by November 2, 2009. As of the date of this prospectus supplement, we have not opted out of participation during this extension period.

To the extent that assessments under the TAGP are insufficient to cover any loss or expenses arising from the TLGP, the FDIC is authorized to impose an emergency special assessment on all FDIC-insured depository institutions. The FDIC has authority to impose charges for the TLGP upon depository institution holding companies, as well. These charges would cause the premiums and TAGP assessments charged by the FDIC to increase. These actions could significantly increase our non-interest expense for the foreseeable future.

Changes in interest rates may reduce our net interest income.

Like other financial institutions, our consolidated operating results are largely dependent on our net interest income. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. Our net interest income is impacted by changes in market rates of interest, changes in credit spreads, changes in the shape of the yield curve, the interest rate sensitivity of our assets and liabilities, and prepayments on our loans and investments.

Our interest earning assets and interest bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. The result of these changes to rates may result in differing spreads on interest earning assets and interest bearing liabilities. While we take measures intended to manage the risks from changes in market interest rates, we cannot control or accurately predict changes in market rates of interest or be sure our protective measures are adequate.

Our strategy of pursuing acquisitions exposes us to financial, execution and operational risks that could negatively affect us.

We pursue a strategy of supplementing internal growth by acquiring other financial institutions that will help us fulfill our strategic objectives and enhance our earnings. There are risks associated with this strategy, however, including the following:

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We may be exposed to potential asset quality issues or unknown or contingent liabilities of the banks or businesses we acquire. If these issues or liabilities exceed our estimates, our earnings and financial condition may be negatively affected;

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Prices at which acquisitions can be made fluctuate with market conditions. We have experienced times during which acquisitions could not be made in specific markets at prices our management considered acceptable and expect that we will experience this condition in the future in one or more markets;

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The acquisition of other entities generally requires integration of systems, procedures and personnel of the acquired entity in order to make the transaction economically feasible. This integration process is complicated and time consuming and can also be disruptive to the customers of the acquired business. If the integration process is not conducted successfully and with minimal effect on the acquired business and its customers, we may not realize the anticipated economic benefits of particular acquisitions within the expected time frame, and we may lose customers or employees of the acquired business. We may also experience greater than anticipated customer losses even if the integration process is successful. These risks are present in our recently completed FDIC-assisted transactions involving our assumption of the deposits and acquisition of certain of the assets of InBank and Corus Bank. We also face the risk in the Corus Bank transaction that the expected benefits of this transaction will not be realized, whether because of the possibility that the planned run-off of deposits and balance sheet shrinkage following the transaction might not occur in the time frames we anticipate or at all, or due to other factors. See "Corus Bank transaction" below;

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To finance an acquisition, we may borrow funds, thereby increasing our leverage and diminishing our liquidity, or raise additional capital, which could dilute the interests of our existing stockholders; and

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We have completed various acquisitions and opened additional banking offices in the past few years that enhanced our rate of growth. We may not be able to continue to sustain our past rate of growth or to grow at all in the future.

This prospectus supplement contains limited financial information on which to evaluate our recently completed acquisitions of the deposits and assets of Corus Bank.

This prospectus supplement contains limited financial information on which to evaluate our recently completed FDIC-assisted transaction involving our assumption of the deposits and acquisition of certain of the assets of Corus Bank. The prospectus supplement may not contain all of the financial and other information about the Corus Bank transaction that you may consider important, including information related to the deposits we have assumed and the assets we have acquired, and the potential future impact of these transactions on our business, financial condition and results of operations and, ultimately, the value of our common stock. Moreover, the financial information regarding the Corus Bank transaction presented in this prospectus supplement reflects our best estimates based on trial balance information maintained by Corus Bank and provided to us by the FDIC prior to the consummation of the transaction, and final data regarding the deposits we have assumed and assets we have acquired will not be provided to us by the FDIC until after the date of this prospectus supplement. These final amounts could differ materially from the estimated amounts presented in this prospectus supplement, and any such differences could have a negative impact on our financial condition and results of operations, and the value of our common stock.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. With the proceeds of the offering made by this prospectus supplement, we anticipate that our capital resources will satisfy our capital requirements for the foreseeable future. We may at some point need to raise additional capital to support continued growth or losses, both internally and through acquisitions. Any capital we obtain may result in the dilution of the interests of existing holders of our common stock, or otherwise have a negative effect on your investment.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we cannot make assurances of our ability to raise additional capital if needed, or if the terms will be acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired and our financial condition and liquidity could be materially and negatively affected.

Conditions in the financial markets may limit our access to additional funding to meet our liquidity needs.

Liquidity is essential to our business, as we must maintain sufficient funds to respond to the needs of depositors and borrowers. An inability to raise funds through deposits, borrowings, the sale or pledging as collateral of loans and other assets could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could negatively affect our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or negative regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as severe disruption of the financial markets or negative news and expectations about the prospects for the financial services industry as a whole, as evidenced by recent turmoil in the domestic and worldwide credit markets.

Our wholesale funding sources may prove insufficient to replace deposits or support our future growth.

As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. These sources include brokered certificates of deposit, repurchase agreements, federal funds purchased, Federal Reserve term auction funds and Federal Home Loan Bank advances. Negative operating results or changes in industry conditions could lead to an inability to replace these additional funding sources at maturity. Our financial flexibility could be constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our results of operations and financial condition would be negatively affected.

Since our business is concentrated in the Chicago metropolitan area, a further decline in the economy of this area may negatively affect our business.

Except for our lease banking activities, which are nationwide, our lending and deposit gathering activities are concentrated primarily in the Chicago metropolitan area. Our success depends on the general economic conditions of this metropolitan area and its surrounding areas.

Many of the loans in our portfolio are secured by real estate. Most of these loans are secured by properties located in the Chicago metropolitan area. Deterioration in the real estate markets where collateral for a mortgage loan is located could negatively affect the borrower's ability to repay the loan and the value of the collateral securing the loan. Real estate values are affected by various other factors, including changes in general or regional economic conditions, governmental rules or policies and natural disasters such as tornados.

Negative changes in the regional and general economy could reduce our growth rate, impair our ability to collect loans and generally have a negative effect on our financial condition and results of operations.

The soundness of other financial institutions could negatively affect us.

Our ability to engage in routine funding and other transactions could be negatively affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by us or by other institutions. We could experience increases in deposits and assets as a result of the difficulties or failures of other banks, which would increase the capital we need to support our growth.

We may experience future goodwill impairment.

If our estimates of the fair value of our goodwill change as a result of changes in our business or other factors, we may determine that an impairment charge is necessary. Estimates of fair value are based on a complex model using, among other things, cash flows and company comparisons. We generally assess our goodwill for impairment on an annual basis as of December 31. As of June 30, 2009, however, our market capitalization (market value of total common shares outstanding) was less than our stockholders' common equity. This situation has continued through the last trading day prior to the date of this prospectus supplement, and should this remain the case through September 30, 2009, we may determine that an interim goodwill impairment assessment should be prepared, in which case we would perform an evaluation of the carrying value of goodwill as of that date. Any goodwill impairment charge we are required to take could have a material negative effect on our results of operations and financial condition.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury's Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions. During the last year, several banking institutions have received large fines for non-compliance with these laws and regulations. Although we have developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance can be given that these policies and procedures will be effective in preventing violations of these laws and regulations.

New or changes in existing tax, accounting, and regulatory rules and interpretations could significantly impact strategic initiatives, results of operations, cash flows, and financial condition.

The financial services industry is extensively regulated. Federal and state banking regulations are designed primarily to protect the deposit insurance funds and consumers, not to benefit a financial company's stockholders. These regulations may sometimes impose significant limitations on operations. The significant federal and state banking regulations that affect us are described in our Annual Report on Form 10-K for the year ended December 31, 2008 under the heading "Item 1. Business-Supervision and Regulation," which is incorporated herein by reference. These regulations, along with the currently existing tax, accounting, securities, insurance, and monetary laws, regulations, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time.

Significant legal actions could subject us to substantial liabilities.

We are from time to time subject to claims related to our operations. These claims and legal actions, including supervisory actions by our regulators, could involve large monetary claims and significant defense costs. As a result, we may be exposed to substantial liabilities, which could negatively affect our results of operations and financial condition.

The loss of certain key personnel could negatively affect our operations.

Our success depends in large part on the retention of a limited number of key management, lending and other banking personnel. We could undergo a difficult transition period if we were to lose the services of any of these individuals. Our success also depends on the experience of our banking facilities' managers and lending officers and on their relationships with the customers and communities they serve. The loss of these key persons could negatively impact the affected banking operations.

As a result of our participation in the TARP Capital Purchase Program, we are subject to significant restrictions on compensation payable to our executive officers and other key employees.

Our ability to attract and retain key officers and employees may be further impacted by legislation and regulation affecting the financial services industry. As noted above, in early 2009, the ARRA was signed into law. The ARRA, through the implementing regulations of the U.S. Treasury, significantly expanded the executive compensation restrictions originally imposed on TARP participants. Among other things, these restrictions limit our ability to pay bonuses and other incentive compensation and make severance payments. These restrictions will continue to apply to us for as long as the preferred stock we issued pursuant to the TARP Capital Purchase Program remains outstanding. These restrictions may negatively affect our ability to compete with financial institutions that are not subject to the same limitations.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business successfully by focusing on our business lines in our geographic markets and emphasizing the high level of service and responsiveness desired by our customers. We compete for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies. Many of our competitors offer products and services which we do not offer, and many have substantially greater resources and lending limits, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, and smaller newer competitors may also be more aggressive in terms of pricing loan and deposit products than we are in order to obtain a share of the market. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured state-chartered banks and national banks and federal savings banks. In addition, increased competition among financial services companies due to the recent consolidation of certain competing financial institutions and the conversion of certain investment banks to bank holding companies may negatively affect our ability to successfully market our products and services. As a result, these competitors have certain advantages over us in accessing funding and in providing various services.

We are subject to security and operational risks relating to our use of technology that could damage our reputation and our business.

Security breaches in our internet banking activities could expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information. We rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures that could result in damage to our reputation and our business. Additionally, we outsource our data processing to a third party. If our third party provider encounters difficulties or if we have difficulty in communicating with such third party, it will significantly affect our ability to adequately process and account for customer transactions, which would significantly affect our business operations.

Risks relating to our common stock and this offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock when you want or at prices you find attractive.

We cannot predict how our common stock will trade in the future. The market value of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this "Risk factors" section:

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actual or anticipated quarterly fluctuations in our operating and financial results;

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developments related to investigations, proceedings or litigation that involve us;

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changes in financial estimates and recommendations by financial analysts about us, our competitors or the financial services industry;

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failure of our results of operations to meet expectations of securities analysts;

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additions or departures of our executive officers and other key management personnel;

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dispositions, acquisitions and financings;

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actions of our current stockholders, including sales of common stock by existing stockholders and our directors and executive officers;

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fluctuations in the stock prices and operating results of our competitors;

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regulatory developments; and

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other developments related to the financial services industry.

The market value of our common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may negatively affect the market value of our common stock.

There may be future sales of additional common stock or other dilution of our equity, which may negatively affect the market price of our common stock.

Except as described under "Underwriting," we are not restricted from issuing additional common stock or preferred or other stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred or other stock or any substantially similar securities. The market price of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred or other stock or similar securities in the market after this offering or the perception that such sales could occur.

Our board of directors is authorized to cause us to issue additional common stock, as well as classes or series of preferred or other stock, without any action on the part of the stockholders. Our board also has the power to amend our charter, without stockholder approval, to increase the number of shares of stock we are authorized to issue. In addition, the board has the power, without stockholder approval, to set the terms of any such classes or series of preferred or other stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred or other stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred or other stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be negatively affected.

We will retain broad discretion in using the net proceeds from this offering, and may not use the proceeds effectively.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support MB Financial Bank's growth, acquisitions or other business combinations, and reducing or refinancing existing debt. We may also seek the approval of our regulators to utilize the net proceeds of this offering and cash available to us to repurchase all or a portion of the Series A preferred stock and the warrant we issued to the U.S. Treasury pursuant to the TARP Capital Purchase Program. We have not determined if, or when, we will seek the approval of our regulators to repurchase the Series A preferred stock and that warrant, and no assurance can be given that such approval will be granted if requested.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will retain broad discretion to allocate the net proceeds of this offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from this offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management's failure to use the net proceeds of this offering effectively could have an negative effect on our business, financial condition and results of operations.

Regulatory and contractual restrictions may limit or prevent us from paying dividends on our common stock.

MB Financial, Inc. is an entity separate and distinct from its principal subsidiary, MB Financial Bank, and derives substantially all of its revenue in the form of dividends from that subsidiary. Accordingly, MB Financial, Inc. is and will be dependent upon dividends from the Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on its common and preferred stock. The Bank's ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. In the event the Bank is unable to pay dividends to MB Financial, Inc., MB Financial, Inc. may not be able to pay dividends on its common or preferred stock. Also, MB Financial, Inc.'s right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors.

The securities purchase agreement between us and the U.S. Treasury we entered into in connection with the TARP Capital Purchase Program provides that prior to the earlier of (i) December 5, 2011 and (ii) the date on which all of the shares of the Series A preferred stock we issued to the U.S. Treasury have been redeemed by us or transferred by the U.S. Treasury to third parties, we may not, without the consent of the U.S. Treasury, (a) increase the quarterly cash dividend on our common stock above $0.18 per share or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than the Series A preferred stock) or trust preferred securities. We also are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A preferred stock. In addition, as described below in the next risk factor, the terms of our outstanding junior subordinated debt securities prohibit us from paying dividends on or repurchasing our common stock at any time when we have elected to defer the payment of interest on such debt securities or certain events of default under the terms of those debt securities have occurred and are continuing. These restrictions, together with the potentially dilutive impact of the warrant we issued to the U.S. Treasury described below, could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our board of directors could suspend or eliminate our common stock cash dividend in the future. In this regard, in the first quarter of 2009, our board of directors reduced our quarterly common stock cash dividend from $0.18 per share to $0.12 per share, and in the second quarter of 2009, our board further reduced our quarterly common stock cash dividend to $0.01 per share. See "Dividend policy."

If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.

As of June 30, 2009, we had outstanding $158.7 million aggregate principal amount of junior subordinated debt securities issued in connection with the sale of trust preferred securities by certain of our subsidiaries that are statutory business trusts. We also have guaranteed those trust preferred securities. There are currently eight separate series of these junior subordinated debt securities outstanding, each series having been issued under a separate indenture and with a separate guarantee. Each of these indentures, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including our Series A preferred stock and our common stock) at any time when (i) there shall have occurred and be continuing an event of default under the indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under the indenture; or (ii) we are in default with respect to payment of any obligations under the related guarantee; or (iii) we have deferred payment of interest on the junior subordinated debt securities outstanding under that indenture. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debt securities of each series from time to time for up to five years.

Events of default under each indenture generally consist of our failure to pay interest on the junior subordinated debt securities outstanding under that indenture under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debt securities when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or MB Financial Bank.

As a result of these provisions, if we were to elect to defer payments of interest on any series of junior subordinated debt securities, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on the Series A preferred stock or our common stock, from redeeming, repurchasing or otherwise acquiring any of our Series A preferred stock or our common stock, and from making any payments to holders of our Series A preferred stock or our common stock in the event of our liquidation, which would likely have a material negative effect on the market value of our common stock. Moreover, without notice to or consent from the holders of our common stock or Series A preferred stock, we may issue additional series of junior subordinated debt securities in the future with terms similar to those of our existing junior subordinated debt securities or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.

Our common stock constitutes equity and is subordinate to our existing and future indebtedness and our Series A preferred stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

The shares of our common stock represent equity interests in us and do not constitute indebtedness. Accordingly, the shares of our common stock will rank junior to all of our indebtedness and to other non-equity claims on MB Financial, Inc. with respect to assets available to satisfy claims on MB Financial, Inc. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of the holder(s) of our Series A preferred stock. The Series A preferred stock has an aggregate liquidation preference of $196.0 million. As noted above, the terms of the Series A preferred stock prohibit us from paying dividends with respect to our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to the Series A preferred stock have been paid.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, holders of our common stock will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries, including the Bank. At June 30, 2009, our subsidiaries' total deposits and borrowings were approximately $7.1 billion.

Our Series A preferred stock impacts net income available to our common stockholders and earnings per common share, and the warrant we issued to the U.S. Treasury may be dilutive to holders of our common stock.

The dividends declared on our Series A preferred stock reduce the net income available to common stockholders and our earnings per common share. The Series A preferred stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of MB

Financial, Inc. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to the U.S. Treasury in conjunction with the sale to the U.S. Treasury of the Series A preferred stock is exercised. The 1,012,048 shares of common stock underlying the warrant represented approximately 2.8% of the shares of our common stock outstanding as of June 30, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding). The number of shares underlying the warrant will be reduced to 506,024 shares if we receive gross proceeds of at least $196.0 million in one or more "qualified equity offerings" completed prior to December 31, 2009. This offering constitutes a qualified equity offering. Although the U.S. Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

If we are unable to redeem our Series A preferred stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem our Series A preferred stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $9.8 million annually) to 9.0% per annum (approximately $17.64 million annually). Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A preferred stock could have a material negative effect on our liquidity.

The voting limitation provision in our charter could limit your voting rights as a holder of our common stock.

Our charter provides that any person or group who acquires beneficial ownership of our common stock in excess of 14.9% of the outstanding shares may not vote the excess shares. Accordingly, if you acquire beneficial ownership of more than 14.9% of the outstanding shares of our common stock, your voting rights with respect to the common stock will not be commensurate with your economic interest in our company.

Anti-takeover provisions could negatively affect our stockholders.

Provisions in our charter and bylaws, the corporate laws of the State of Maryland and federal regulations could delay or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise negatively affect the market price of our common stock. These provisions include: a prohibition on voting shares of common stock beneficially owned in excess of 14.9% of total shares outstanding; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our board of directors and for proposing matters that stockholders may act on at stockholder meetings and a requirement that only directors may fill a vacancy in our board of directors. Our charter also authorizes our board of directors to issue preferred or other stock, and preferred or other stock could be issued as a defensive measure in response to a takeover proposal. See "Description of capital stock—Anti-takeover effects" in the accompanying prospectus. In addition, because we are a bank holding company, purchasers of 10% or more of our common stock may be required to obtain approvals under the Change in Bank Control Act of 1978, as amended, or the Bank Holding Company Act of 1956, as amended (and in certain cases such approvals may be required at a lesser percentage of ownership). Specifically, under regulations adopted by the Federal Reserve Board, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of our common stock and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of our common stock.

These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or negatively affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our board of directors.

Corus Bank transaction

On September 11, 2009, MB Financial Bank completed a transaction pursuant to a purchase and assumption agreement with the FDIC to assume all of the deposits and acquire certain assets of Corus Bank, N.A., which was closed and put into FDIC receivership on that same day. Except where noted otherwise, the financial data relating to Corus Bank set forth in this document are estimated amounts as of September 11, 2009 based on trial balance information as of August 31, 2009 maintained by Corus Bank and provided to us by the FDIC prior to the consummation of the transaction. Final information regarding the assets acquired and liabilities assumed is not expected to be provided to us by the FDIC until after the date of this prospectus supplement, and the final amounts could differ materially from the estimated amounts.

The table below summarizes the estimated fair values of the assets acquired and liabilities assumed in the Corus Bank transaction, as of the closing date of the transaction, which was September 11, 2009, based on information received from the FDIC.

Estimate of Assets Acquired and Liabilities Assumed
(Dollar Amounts in Thousands)

Estimated amount as of September 11, 2009

ASSETS
Cash and due from banks	$4,648,299
Interest bearing deposits with banks	17,490

Total cash and cash equivalents	$4,665,789
Securities available for sale, at fair value	1,879,695
Loans	47,395
Other assets	45,271

Total assets	$6,638,150

LIABILITIES
Deposits:
Noninterest bearing	$340,993
Interest bearing	6,297,157

Total deposits	$6,638,150

Total liabilities	$6,638,150

Net assets acquired	$—

Corus Bank had 11 bank office locations in Illinois, all of which are now banking offices of MB Financial Bank. Together with our already existing 74 retail banking center locations and the three branch offices we acquired in the InBank transaction, we currently have 88 banking locations. As discussed below, the Corus Bank office locations are currently being leased by MB Financial Bank from the FDIC on a month-to-month basis, and MB Financial Bank has a 90-day option to purchase or assume the lease for each of these offices. We assumed the estimated $6.6 billion of deposits of Corus Bank at a premium of approximately $13 million. We also acquired cash and cash equivalents totaling approximately $4.7 billion and highly liquid investment securities of Corus Bank with an aggregate estimated fair value of approximately $1.9 billion. In addition, we acquired loans—consisting primarily of consumer and small business loans—of Corus Bank with an estimated fair value of approximately $47.4 million, as well as other assets of Corus Bank consisting primarily of real estate to be acquired at our option and a core deposit intangible with a total estimated fair value of approximately $45.3 million.

Approximately $3.2 billion of the assumed deposits of Corus Bank are time deposits that we view as "out of market." We define out of market deposits as deposits held by customers residing in zip codes outside of our branch footprint. A majority of the out of market time deposits of Corus Bank are at rates higher than those we currently offer to our customers. Under the purchase and assumption agreement with the FDIC, interest-bearing time deposits may be redeemed by MB Financial Bank after the transaction closes and we may reduce interest rates on the remaining assumed deposits. We plan to immediately redeem all of the approximately $3.2 billion of out of market time deposits and, as a result, plan for these deposit balances to be completely eliminated within several days after the transaction has closed. We also plan to immediately reduce the interest rates on all assumed out of market money market accounts, which we estimate total approximately $740 million, and expect the aggregate balance of these accounts to decrease substantially in a relatively short amount of time due to the interest-sensitive nature of these customers. The redemption of the out of market time deposits and planned run-off of out of market money market accounts will be funded in part by cash and in part by liquid securities acquired in the Corus Bank transaction that we plan to sell shortly after the closing of the transaction. Through these actions, we plan to reduce the aggregate balance of assumed Corus Bank deposits from approximately $6.6 billion to approximately $3.1 billion within a few weeks after the closing of the transaction, and to ultimately reduce the balance to approximately $1.5 billion - $2.0 billion.

MB Financial Bank did not acquire the real estate, banking facilities, furniture or equipment of Corus Bank. However, under the purchase and assumption agreement with the FDIC, MB Financial Bank has the option to purchase or assume the lease for the real estate and furniture and equipment from the FDIC. The term of this option is for 90 days after the closing of Corus Bank, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment would be based on current appraisals and determined at a later date. The historical cost of such real estate, furniture and equipment is estimated at approximately $32 million. Currently, all Corus Bank banking facilities and equipment are leased by MB Financial Bank from the FDIC on a month-to-month basis. MB Financial Bank currently intends to acquire a majority of Corus Bank banking center buildings available for purchase or lease from the FDIC.

We believe that continuity of operations is substantially lacking prior to and after the transaction because we are effectively acquiring bank branches that correspond to the assumption of the related deposit liabilities; we plan to reduce a substantial portion of total deposits assumed within a very short period after the acquisition; we are acquiring minimal income-producing assets of Corus Bank; and we are not retaining the senior management responsible for the historical investment and lending activities of Corus Bank. In addition, a substantial majority of the cash and cash equivalents acquired in this transaction originated from the FDIC rather than Corus Bank.

Additional detail regarding the estimated amounts of the assets acquired and deposits assumed in the Corus Bank transaction as of the transaction closing date is provided below.

Securities available for sale

The following table presents the estimated fair value of securities available for sale and the weighted average of their estimated contractual yields as of September 11, 2009 (dollar amounts in thousands):

	Fair value	Weighted average yield

FDIC-guaranteed notes	$1,629,854	0.43%
Issued or guaranteed by government- sponsored agencies	249,841	0.60%

Total	$1,879,695	0.45%

The following table presents certain estimated information regarding the contractual maturities of securities available for sale acquired as of September 11, 2009 (dollar amounts in thousands).

	Amortized cost	Fair value

Due in one year or less	$100,000	$100,000
Due after one year through five years	1,779,695	1,779,695
Due after five years through ten years	—	—
Due after ten years	—	—

Total	$1,879,695	$1,879,695

As noted above, we plan to sell all of the securities acquired in the Corus Bank transaction within several days after the closing of the transaction. We acquired all of these securities at fair market value.

Deposits

The following table presents by deposit category the estimated amounts of deposits assumed and the estimated weighted average of contractual rates (dollar amounts in thousands):

	Amount(1)	Contractual interest rate(2)

Non-interest bearing deposits	$340,993	N/A
NOW and money market accounts	1,591,319	1.35%
Savings deposits	98,010	0.50%
Certificates of deposit	4,607,828	3.58%

Contractual balance of deposits acquired	$6,638,150	2.49%

(1)
Based on Corus Bank data as of August 31, 2009.

(2)
Based on Corus Bank data as of July 10, 2009.

The following table presents estimated information about the maturities of certificates of deposit assumed with balances of $100,000 or more (dollar amounts in thousands). Other than the certificates of deposit reflected in the table below, based on available data, we do not believe that any other time deposits with balances of $100,000 or more as of September 11, 2009 were assumed in the transaction.

Amount(1)

Certificates of deposit $100,000 and over:
Maturing within three months	$741,453
After three but within six months	882,976
After six but within twelve months	518,204
After twelve months	9,197

Total certificates of deposit $100,000 and over	$2,151,830

(1)
Based on Corus Bank data as of July 10, 2009.

As noted above, we plan to reduce the aggregate balance of assumed Corus Bank deposits from approximately $6.6 billion to approximately $3.1 billion within a few weeks after the closing of the transaction, and to ultimately reduce the balance to approximately $1.5 billion—$2.0 billion. A substantial portion of the deposits reflected in the table above are expected to be reduced accordingly.

The deposits assumed in the Corus Bank transaction include an estimated $2.1 billion of what we view as "local" deposits, which we define as deposits held by customers residing in zip codes within a close proximity of Corus Bank's branch offices. Of these estimated $2.1 billion of local deposits, approximately $1.0 billion consist of demand deposit, negotiable order of withdrawal (NOW), money market and savings accounts, with an estimated weighted average age of 8.5 years and an estimated weighted average interest rate of 0.97%, and approximately $1.1 billion consist of certificates of deposit, with an estimated weighted average rate of 3.49%, which we plan to immediately re-price to current market rates as permitted under the purchase and assumption agreement with the FDIC. We assumed in the Corus Bank transaction an additional estimated $600 million of other high cost deposits which we plan to run off over time.

Unaudited combined balance sheet

Set forth below is an unaudited, selected combined balance sheet giving effect to the Corus Bank transaction. This information is based in part on, and should be read together with, our consolidated financial statements and other financial information set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and incorporated by reference in this prospectus supplement and the accompanying prospectus. Information included for assets acquired and liabilities assumed in the Corus Bank transaction are estimated as of the closing date of the transaction, which is September 11, 2009, and based on trial balance information as of August 31, 2009, maintained by Corus Bank and provided to us by the FDIC prior to the closing of the transaction.

The unaudited, selected combined balance sheet presented below was prepared by making the following adjustments to MB Financial's selected balance sheet data as of June 30, 2009:

•
the assets acquired (and, in the case of approximately $32 million of real estate assets, intended to be acquired) in the Corus Bank transaction, shown at their estimated values as of September 11, 2009, were added to the corresponding line items for MB Financial, except for approximately $3.5 billion of cash and securities acquired in the transaction, which we plan to use to immediately redeem approximately $3.2 billion of Corus Bank's out of market time deposits and approximately $300 million of other Corus Bank deposits which we expect will be withdrawn as a result of reducing the interest payable on such deposits;

•
the deposits assumed in the Corus Bank transaction, shown at their estimated balances as of September 11, 2009, were added to the corresponding line item for MB Financial, except for approximately $3.5 billion of deposits, which represent the approximately $3.2 billion of Corus Bank's out of market time deposits and approximately $300 million of other Corus Bank deposits which we expect will be withdrawn as a result of reducing the interest payable on such deposits; and

•
anticipated gross proceeds of this offering of $175 million, before deducting underwriting commissions and expenses estimated at $9.0 million, were added to total stockholders' equity and shown as reducing borrowings.

No other adjustments have been made to show the impact of any other changes to MB Financial's balance sheet data since June 30, 2009, including but not limited to the impact of the InBank transaction.

UNAUDITED COMBINED BALANCE SHEET
As of June 30, 2009
(Dollar amounts in thousands)

	MB Financial as of June 30, 2009	Corus Bank (after initial deposit reduction) as of September 11, 2009(1)		Combined (after initial deposit reduction)(4)

Assets
Cash and investment securities	$1,068,430	$2,977,798		$4,046,228
Net loans(5)	6,305,894	47,395		6,353,289
Other assets	1,027,741	45,271	(2)	1,073,012

Total assets	$8,402,065	$3,070,464		$11,472,529

Liabilities and stockholders' equity
Liabilities
Deposits	$6,233,525	$3,062,292		$9,295,817
Borrowings	1,010,706	(175,000	)(3)	835,706
Other liabilities	108,451	8,172		116,623

Total liabilities	7,352,682	2,895,464		10,248,146

Total stockholders' equity	1,049,383	175,000		1,224,383
Total liabilities and stockholders' equity	$8,402,065	$3,070,464		$11,472,529

Tangible common equity to tangible assets	5.65%			5.59%
Tangible common equity to risk- weighted assets	6.79%			8.35%
Tier 1 capital to average assets	9.55%			11.11%
Total capital to risk-weighted assets	13.89%			14.84%
Loans to deposits(5)	104.01%			70.25%

(1)
Reflects Corus Bank assets acquired and liabilities assumed, less $3.5 billion of cash and securities, $3.2 billion of out of market deposits which we plan to immediately redeem, and $300 million of other deposits we expect will be withdrawn as a result of reducing interest payable on such deposits.

(2)
Other assets includes an estimated $32 million of real estate which we intend to acquire under the terms of a 90-day option granted in the purchase and assumption agreement with the FDIC and $13 million of core deposit intangibles created from the Corus Bank transaction.

(3)
Reflects anticipated gross proceeds of this offering of $175 million, before deducting underwriting commissions and expenses estimated at $9.0 million, and assumes proceeds will be applied to reduce borrowings.

(4)
Reflects mathematical addition of MB Financial assets and liabilities as of June 30, 2009 to Corus Bank assets acquired and liabilities assumed as of September 11, 2009, less $3.5 billion of cash and securities, $3.2 billion of out of market deposits which we plan to immediately redeem, and $300 million of other deposits we expect will be withdrawn as a result of reducing interest payable on such deposits, and adding gross proceeds of this offering of $175 million, before deducting underwriting commissions and expenses estimated at $9.0 million, and assuming proceeds will be applied to reduce borrowings.

(5)
MB Financial net loans include covered assets (loans and real estate owned) MB Financial Bank acquired during the first quarter of 2009 in an FDIC-assisted transaction with Heritage Community Bank and that are subject to a loss-sharing agreement with the FDIC.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $166.0 million (or $190.9 million upon the exercise of the over-allotment option in full), based on the public offering price of $16.00 per share, after deducting underwriting commissions and expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, investments at the holding company level, capital injections to support MB Financial Bank's growth, acquisitions or other business combinations, and reductions or refinancings of existing debt. We may also seek the approval of our regulators to utilize the net proceeds of this offering and cash available to us to repurchase the Series A preferred stock and the warrant we issued to the U.S. Treasury in December 2008. We have not determined if, or when, we would seek the approval of our regulators to repurchase the Series A preferred stock and that warrant.

The precise amounts and timing of the application of proceeds will depend upon the amount of net proceeds we receive from this offering, our funding requirements and the availability of other funds. Allocations of the proceeds to specific purposes have not been made at the date of this prospectus supplement.

Capitalization

The following table sets forth our consolidated capitalization:

•
on an actual basis as of June 30, 2009; and

•
as adjusted to give effect to the sale of 10,937,500 shares of common stock at a price of $16.00 per share, for net proceeds of approximately $166.0 million, after deducting underwriting commissions and estimated expenses.

This information should be read together with our consolidated financial statements and other financial information set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and incorporated by reference in this prospectus supplement and the accompanying prospectus.

As of June 30, 2009 (dollars in thousands) (unaudited)	Actual	As adjusted(1)

Long-Term Debt
Long-term Federal Home Loan Bank advances	$237,252	$237,252
Junior subordinated notes issued to capital trusts	158,748	158,748
Other long-term debt	114,439	114,439

Total long-term debt	$510,439	$510,439

Stockholders' Equity
Preferred stock, $0.01 par value Authorized—1,000,000 shares Issued and outstanding—196,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1,000.00 liquidation amount	$193,242	$193,242
Common stock—$0.01 par value Authorized—50,000,000(2) shares Issued—37,539,191 shares actual, 48,476,691 shares as adjusted	375	485
Additional paid-in capital	447,770	613,660
Retained earnings	419,373	419,373
Accumulated other comprehensive income	8,824	8,824
Less: 790,698 shares of treasury stock, at cost	(22,795)	(22,795)

Controlling interest stockholders' equity	1,046,789	1,212,789
Noncontrolling interest	2,594	2,594

Total stockholders' equity	$1,049,383	$1,215,383

Total long-term debt and stockholders' equity	$1,559,822	$1,725,822

(1)
Assumes that the over-allotment has not been exercised.

(2)
In September 2009, our board of directors approved an amendment to our charter to increase the number of shares of common stock we are authorized to issue from 50,000,000 to 70,000,000. This amendment does not require stockholder approval to become effective. See "Description of capital stock."

Price range of common stock

Our common stock trades on the NASDAQ Global Select Market under the symbol "MBFI." The following table presents the high and low sales prices of our common stock for each period, based on inter-dealer prices that do not include retail mark-ups, mark-downs or commissions, and cash dividends declared per share of common stock for each period:

Quarter ended	High	Low	Cash dividend per share

June 30, 2009	$17.44	$9.25	$0.01
March 31, 2009	$28.04	$9.77	$0.12
December 31, 2008	$34.59	$20.43	$0.18
September 30, 2008	$44.29	$18.76	$0.18
June 30, 2008	$32.59	$22.47	$0.18
March 31, 2008	$33.30	$25.41	$0.18
December 31, 2007	$36.52	$29.13	$0.18
September 30, 2007	$37.88	$31.15	$0.18
June 30, 2007	$36.53	$33.18	$0.18
March 31, 2007	$37.89	$34.50	$0.18

The closing sales price per share of our common stock on September 11, 2009 was $17.03. The highest sales price from July 1, 2009 through September 11, 2009 was $17.17, and the lowest in that time period was $9.95.

Dividend policy

The timing and amount of cash dividends paid on our common stock depends on our earnings, capital requirements, financial condition and other relevant factors. In this regard, after reviewing these factors and giving consideration to the current economic environment, we reduced our quarterly common stock cash dividend to $0.12 per share in the first quarter of 2009 and to $0.01 per share in the second quarter of 2009. Our most recent cash dividend payment, which remained at $0.01 per share, was made on August 31, 2009.

The primary source for dividends paid to stockholders is dividends paid to us from MB Financial Bank. We have an internal policy which provides that dividends paid to us by MB Financial Bank cannot exceed an amount that would cause the Bank's total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios to fall below 11%, 8% and 7%, respectively. The minimum ratios required for a bank to be considered "well capitalized" for regulatory purposes are 10%, 6% and 5%, respectively. In addition to adhering to our internal policy, there are regulatory restrictions on the ability of national banks to pay dividends. A national bank must obtain the approval of the Office of the Comptroller of the Currency prior to paying a dividend if the total of all dividends declared by the national bank in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. As a bank holding company, our ability to pay dividends is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. The Federal Reserve Board's policy is that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company's capital needs, asset quality and overall financial condition, and that it is inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Under Maryland law, we are generally prohibited from paying a dividend or making any other distribution if, after making such distribution, we would be unable to pay our debts as they become due in the usual course of business, or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed if we were dissolved at the time of the distribution, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is made.

In addition to the legal and regulatory restrictions described above, certain contractual provisions limit our ability to pay dividends on our common stock. The securities purchase agreement between us and the U.S. Treasury, pursuant to which we issued our Series A preferred stock and warrant as part of the TARP Capital Purchase Program, provides that prior to the earlier of (i) December 5, 2011 and (ii) the date on which all of the shares of the Series A preferred stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) pay a quarterly cash dividend on our common stock of more than $0.18 per share or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock, other than the Series A preferred stock, or trust preferred securities. In addition, under the terms of the Series A preferred stock, we may not pay dividends on our common stock unless we are current in our dividend payments on the Series A preferred stock. Dividends on the Series A preferred stock are payable quarterly at a rate of 5% per annum for the first five years and a rate of 9% per annum thereafter if not redeemed prior to that time.

The terms of our outstanding junior subordinated debt securities issued in connection with our trust preferred securities prohibit us from paying cash dividends on or repurchasing our common or preferred stock at any time when we have elected to defer the payment of interest on such debt securities or if certain events of default under the terms of those debt securities have occurred and are continuing. See "Risk factors—risks relating to our common stock and this offering—If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock."

Description of capital stock

In September 2009, our board of directors approved an amendment to our charter to increase the number of shares of common stock we are authorized to issue from 50,000,000 to 70,000,000. This amendment was adopted to ensure that we have a sufficient number of shares authorized for issuance in connection with the offering as well as potential future share issuances. In accordance with our charter and Maryland law, this amendment does not require stockholder approval to become effective. For a description of certain other terms and provisions of our capital stock, our charter and bylaws and Maryland law that could affect the holders of our common stock, please see "Description of capital stock" and "Description of Series A Preferred Stock" in the accompanying prospectus.

Certain U.S. federal income and estate tax consequences
to non-U.S. holders of common stock

The following is a general summary of certain U.S. federal income and estate tax consequences of the purchase, ownership, and disposition of common stock by a non-U.S. holder (as defined below) that acquires our common stock in this offering and holds it as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal gift tax laws or any state, local or foreign tax laws.

You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of our common stock.

For purposes of this summary, you are a "non-U.S. holder" if you are a beneficial owner of common stock that, for U.S. federal income tax purposes, is a nonresident alien individual or a foreign corporation. Generally, a non-U.S. holder excludes:

•
an individual that is a citizen or resident of the United States;

•
a corporation, other entity treated as a corporation for U.S. federal income tax purposes, or partnership that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, provided that, (1) a court within the United States is able to exercise primary supervision over its administration or one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, and (2) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Distributions

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder's shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder's shares of our common stock, as gain from the sale or exchange of such stock. Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate), unless you have furnished to us or another payor:

•
a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•
in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. "Effectively connected" dividends are taxed at rates applicable to United States persons on a net income basis. If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of common stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of our common stock unless:

•
the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•
you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

•
we are or have been during a specified testing period a "United States real property holding corporation" for U.S. federal income tax purposes. We believe we currently are not, and we do not anticipate becoming, a "United States real property holding corporation" for U.S. federal income tax purposes.

"Effectively connected" gains are taxed at rates applicable to United States persons on a net income tax basis. If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

An individual non-U.S. holder described in the second bullet point above will only be subject to U.S. federal income tax on the gain from the sale of our common stock to the extent such gain is deemed to be from U.S. sources, which will generally only be the case where the individual's tax home is in the United States. An individual's tax home is generally considered to be located at the individual's regular or principal (if more than one regular) place of business. If the individual has no regular or principal place of business because of the nature of the business, or because the individual is not engaged in carrying on any trade or business, then the individual's tax home is his regular place of abode. If an individual non-U.S. holder is described in the second bullet point above, and the individual non-U.S. holder's tax home is in the United States, then the non-U.S. holder may be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by U.S. source capital losses.

Federal estate taxes

Common stock held by a non-U.S. holder at the time of death generally will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	8,203,125
Sandler O'Neill & Partners, L.P.	1,421,875
FBR Capital Markets & Co.	437,500
Howe Barnes Hoefer & Arnett, Inc.	437,500
Sterne, Agee & Leach, Inc.	437,500

Total	10,937,500

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.48 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 1,640,625 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.80 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise

Per Share	$0.80	$0.80
Total	$8,750,000	$10,062,500

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $250,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such securities, (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement. The foregoing restrictions do not apply to:

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the sale of shares of common stock to the underwriters;

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any shares of our common stock issued upon the exercise of options granted under our stock-based compensation plans, the granting of such options or the issuance of shares pursuant to other awards granted under our stock-based compensation plans, whether at the time of grant of such award or upon the vesting or settlement of such award, and any transaction involving shares of our common stock under any deferred compensation or other employee or director compensation plan or arrangement in effect as of the date of this prospectus supplement;

•
any shares of our common stock issued pursuant to our dividend reinvestment and stock purchase plan; or

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up to 20% of our common stock outstanding on the date of this prospectus supplement issued or to be issued in connection with a merger or acquisition or similar business combination transaction.

In addition, our directors and executive officers have agreed with the underwriters prior to the commencement of this offering pursuant to which each of these persons, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc., (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clauses (i) and (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The foregoing restrictions with respect to our directors and executive officers do not apply to:

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a bona fide gift or gifts;

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dispositions to any trust, limited partnership or similar entity for the direct or indirect benefit of the director or executive officer and/or the immediate family members of the director or executive officer;

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transfers upon death by will or intestacy to members of their immediate families;

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the sale pursuant to any contract, instruction or plan in effect on the date of this prospectus supplement that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) (a "10b5-1 Plan") of the Exchange Act;

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the establishment of any 10b5-1 Plan, provided that no sales of common stock or securities convertible into, or exchangeable or exercisable for common stock, shall be made pursuant to such 10b5-1 Plan prior to the expiration of the 90-day restricted period;

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dispositions from any grantor retained annuity trust or similar trust established for the direct benefit of such directors, executive officers and/or members of their immediate families pursuant to the terms of such trust;

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distributions to any partnership, corporation or limited liability company controlled by such directors, executive officers or members of their immediate families;

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dispositions pursuant to a pledge as in effect on the date of this prospectus supplement of common stock or securities convertible into, or exchangeable or exercisable for, common stock as security for amounts outstanding on the date of this prospectus supplement pursuant to the terms of such pledge; and

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the exercise of outstanding stock options, vesting of outstanding restricted stock awards or settlement of outstanding restricted stock units or director stock units pursuant to our stock incentive plans in effect on the date hereof effected by means of net share settlement (including with respect to the surrender or forfeiture of common stock to satisfy tax withholding obligations) or by the delivery of common stock held by such directors or executive officers, provided that the transfer restrictions on such directors and executive officers' common stock received by each of these persons with respect to the exercise of such option or vesting or settlement of such award shall be subject to the transfer restrictions referenced herein;

provided that, in the case of any gift, disposition, transfer or distribution pursuant to bullets (i), (ii), (iii), (vi) or (vii), each donee, transferee or distributee will agree to be bound in writing by the restrictions set forth in the lockup agreement; and provided further, that, in the case of any gift, disposition, 10b5-1 Plan or distribution pursuant to bullets (i), (ii), (v), (vi) or (vii), no filing by any party under the Exchange Act or other public announcement will be required or will be made voluntarily in connection with such gift, disposition, 10b5-1 Plan or distribution (other than a filing on a Form 5 made after the expiration of the 90-day restricted period).

The 90-day restricted period described above is subject to extension under certain circumstances if:

•
during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or

•
prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the NASDAQ Global Select Market under the symbol "MBFI".

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could negatively affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Stock Market, in the over the counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The NASDAQ Stock Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area (comprised of the European Union plus Iceland, Norway and Liechtenstein) which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus supplement and the accompanying prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

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to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•
to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger for any such offer; or

•
in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

 Legal matters

Certain legal matters relating to the offering of the common stock will be passed upon for us by Silver, Freedman & Taff, L.L.P., Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

Our consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Prospectus

Common Stock
Preferred Stock
Depositary Shares
Warrants
Purchase Contracts
Units

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders referred to in this prospectus or identified by us in the future. To the extent not described in this prospectus, we will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol "MBFI."

You should refer to the risk factors included in our periodic reports, the applicable prospectus supplement and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See "Risk Factors" on page 4.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 19, 2008

i

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "MB Financial," "we," "us," "our," or similar references mean MB Financial, Inc. and its subsidiaries on a consolidated basis.

About this prospectus

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration statement, we may offer and sell any combination of the securities identified in this prospectus in one or more offerings. Each time we offer and sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. In addition, under this shelf registration process, selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders.

If there is any inconsistency between the information in this prospectus (including the information incorporated by reference therein) and any prospectus supplement or pricing supplement, you should rely on the information in that prospectus supplement or pricing supplement. You should read both this prospectus and any prospectus supplement and pricing supplement together with additional information described under the heading "Where you can find more information."

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where you can find more information."

 Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. In addition, our SEC filings are available to the public at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and before the date that the offering of securities by means of this prospectus is completed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

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our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 000-24566-01);

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our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008 (File No. 000-24566-01);

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our Current Reports on Form 8-K filed on January 14, 2008, February 25, 2008, July 28, 2008 and December 8, 2008 (File No. 000-24566-01); and

•
the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on October 9, 2001, and all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

      MB Financial, Inc.
      6111 N. River Road
      Rosemont, Illinois 60018
      (847) 653-1992
      Attention: Doria L. Koros, Vice President and Secretary

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement or pricing supplement. Neither we, nor any selling securityholders, underwriters, dealers or agents, have authorized anyone else to provide you with different information. We and the selling securityholders may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or pricing supplement is accurate as of any date other than the dates on the front of those documents.

Forward-looking statements

When used in this prospectus, any prospectus supplement or any document incorporated herein by reference, the words or phrases "believe," "will," "should," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) fluctuations in real estate values; (7) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities and other governmental initiatives affecting the financial services industry; (14) changes in accounting principles, policies or guidelines; and (15) our future acquisitions of other depository institutions or lines of business.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Prospectus summary

This summary highlights selected information about us and a general description of the securities that may be offered by this prospectus. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the "Risk Factors" section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

MB Financial, Inc.

MB Financial, Inc., a Maryland corporation, is a financial holding company and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Our primary market is the Chicago metropolitan area, in which we operate over 70 banking offices through our bank subsidiary, MB Financial Bank, N.A. MB Financial Bank also has one banking office in the city of Philadelphia, Pennsylvania. Through MB Financial Bank, we offer a broad range of financial services, primarily to small and middle market businesses and individuals in the markets that we serve. Our primary lines of business consist of commercial banking, retail banking and wealth management. As of September 30, 2008, we had total assets of $8.4 billion, deposits of $6.4 billion, stockholders' equity of $886.9 million, an asset management and trust department with approximately $3.5 billion in assets under management, including approximately $611.5 million that represents our own investment accounts under management.

Securities that may be offered

We and the selling securityholders may use this prospectus to offer common stock, preferred stock, depositary shares, warrants, purchase contracts or units in one or more offerings. A prospectus supplement, which we will provide for each such offering, will describe the amounts, prices and detailed terms of the securities, to the extent not described in this prospectus, and may describe risks associated with an investment in the securities in addition to those described in the "Risk Factors" section of this prospectus and the documents incorporated by reference. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We and the selling securityholders may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them. The common stock, preferred stock, depositary shares and warrants that may be sold by selling securityholders include, but are not limited to, our securities described below under "—Securities relating to TARP Capital Purchase Program."

Common stock

We and the selling securityholders may sell shares of our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred stock; depositary shares

We and the selling securityholders may sell shares of our preferred stock in one or more series. In a prospectus supplement, to the extent not described in this prospectus, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants

We and the selling securityholders may sell warrants to purchase shares of preferred stock or shares of our common stock. In a prospectus supplement, to the extent not described in this prospectus, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of: our preferred stock, depositary shares or common stock; securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing; currencies; or commodities. The price price per share of common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Securities relating to TARP Capital Purchase Program

On December 5, 2008, pursuant to the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury ("Treasury"), we sold to Treasury 196,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Series A Preferred Stock"), liquidation preference amount $1,000 per share, for an aggregate purchase price of $196.0 million, and concurrently issued to Treasury a ten-year warrant to purchase up to 1,012,048 shares of our common stock at an exercise price of $29.05 per share (the "Treasury Warrant"), subject to adjustment as described under "Description of Treasury Warrant." The issuance of the Series A Preferred Stock and the Treasury Warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act of 1933.

We were required under the terms of the related securities purchase agreement between us and Treasury to register for resale the shares of the Series A Preferred Stock, the Treasury Warrant and the shares of our common stock underlying the Treasury Warrant (the "Treasury Warrant Shares"). This required registration includes depositary shares, representing fractional interests in the Series A Preferred Stock ("Series A Depositary Shares"), in the event Treasury requests that we deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the securities purchase agreement. The shares of our preferred stock, depositary shares, warrants and shares of our common stock covered by this prospectus include the Series A Preferred Stock or any Series A Depositary Shares, the Treasury Warrant and the Treasury Warrant Shares, which may be resold pursuant to this prospectus by Treasury or any person to which Treasury has transferred its registration rights in accordance with the securities purchase agreement between us and Treasury. See "Selling securityholders." The securities purchase agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on December 8, 2008 and incorporated into this prospectus by reference. See "Where you can find more information."

Risk factors

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Use of proceeds

We intend to use the net proceeds we receive from the sales of the securities offered by this prospectus as set forth in the applicable prospectus supplement. We will not receive the proceeds from any sales by selling securityholders.

Ratio of earnings to fixed charges

Our historical consolidated ratios of earnings to fixed charges for the periods indicated, both including and excluding interest on deposits, are set forth in the table below. During all periods presented below, we had no shares of preferred stock outstanding. The ratio of earnings to fixed charges is computed by dividing (i) income from continuing operations before income taxes and fixed charges by (ii) total fixed charges. For purposes of computing these ratios, fixed charges excluding interest on deposits represents interest expense on short-term and long-term borrowings and junior subordinated notes and an estimate of the interest component of rental expense and fixed charges including interest on deposits represents interest on deposits plus interest expense on short-term and long-term borrowings and junior subordinated notes and an estimate of the interest component of rental expense.

	Nine Months Ended September 30, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges
Excluding interest on deposits	2.07	2.42	2.97	3.89	6.34	6.68
Including interest on deposits	1.25	1.35	1.48	1.82	2.29	2.16

Description of capital stock

Our authorized capital stock consists of:

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50,000,000 shares of common stock, par value $.01 per share; and
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1,000,000 shares of preferred stock, par value $.01 per share.

Our charter authorizes our Board of Directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. Our charter provides by its terms that it may be amended by action of our Board of Directors without a stockholder vote to change the number of shares of authorized capital stock. As of December 12, 2008, there were 35,008,257 shares of our common stock issued and outstanding and 196,000 shares of our preferred stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our charter and bylaws and to applicable Maryland law.

Common stock

General.    Except as described below under "—Anti-takeover effects—voting limitation," each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There are no cumulative voting rights. Subject to preferences to which holders of the Series A Preferred Stock and any other shares of preferred or other stock then outstanding may be entitled, holders of our common stock will be entitled to receive ratably any dividends that may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred or other stock then outstanding. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of our Series A Preferred Stock (see "Description of Series A Preferred Stock") and the shares of any other series of preferred or other stock that we may issue in the future.

Restrictions on dividends and repurchases under agreement with Treasury.    The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) December 5, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock (we currently pay a quarterly dividend on our common stock of $0.18 per share) or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock, other than the Series A Preferred Stock, or trust preferred securities.

Preferred stock-general

The following summary contains a description of the general terms of the preferred stock that we may issue, other than the Series A Preferred Stock, the terms of which are described under "Description of Series A Preferred Stock." The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the articles supplementary with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

Overview.    We are currently authorized under our charter to issue up to 1,000,000 shares of preferred stock, par value $0.01, in one or more series. Our Board of Directors may issue at any time, and from time to time, shares of preferred stock with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the Board resolution providing for the issuance. Therefore, without stockholder approval (except as provided under the terms of the Series A Preferred Stock (see "Description of Series A Preferred Stock") or as may be required by the rules of The NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), our Board of Directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. See "—Anti-takeover effects—Authorized shares."

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock or, in the case of the Series A Preferred Stock, as described under "Description of Series A Preferred Stock." You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

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the designation of the series of preferred stock and the number of shares offered;

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the amount of liquidation preference per share, if any;

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the price at which the preferred stock will be issued;

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the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

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any listing of the preferred stock being offered on any securities exchange or other securities market;

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any voting rights;

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any redemption or sinking fund provisions;

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any conversion provisions;

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whether interests in the preferred stock being offered will be represented by depositary shares; and

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any other specific terms of the preferred stock being offered.

Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

Rank.    Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon our liquidation, winding up and dissolution, rank:

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senior to our common stock and all classes and series of other stock issued by us the terms of which specifically provide that such other stock will rank junior to the preferred stock (referred to as the "junior securities");

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equally with all other classes and series of stock issued by us the terms of which specifically provide that such stock will rank equally with the preferred stock (referred to as the "parity securities"); and

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junior to all other classes and series of stock issued by us the terms of which specifically provide that such stock will rank senior to the preferred stock.

Dividends.    Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at such rates and on such dates described, if any, in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our Board of Directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our Board of Directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Rights upon liquidation.    If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the applicable prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a holding company, our rights and the rights of our creditors and of our stockholders, including the holders of any shares of preferred stock then outstanding, to participate in the assets of any subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption.    We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined by our Board of Directors to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting rights.    Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our charter.

Series A Preferred Stock

For a description of the terms of the Series A Preferred Stock, see "Description of Series A Preferred Stock."

Anti-takeover effects

The provisions of our charter and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized shares.    Our charter currently authorizes the issuance of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. Our charter authorizes our Board of Directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. We are authorized under our charter to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval. In addition, our charter provides by its terms that it may be amended by our Board of Directors, without a stockholder vote, to change the number of shares of capital stock authorized. The unissued shares of stock the Board is authorized to issue provide our Board with as much flexibility as possible to effect financings, acquisitions and other transactions. However, these additional authorized shares may also be used by the Board of Directors, consistent with its fiduciary duties, to deter future attempts to gain control of us. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred or other stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred or other stock, the Board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred or other stock to persons friendly to the incumbent management and directors in order to attempt to block a tender offer, merger or other unsolicited transaction by which a third party seeks to acquire control of us.

Voting limitation.    Our charter generally prohibits any stockholder that beneficially owns more than 14.9% of the outstanding shares of our common stock from voting shares in excess of this limit. This provision would limit the voting power of a beneficial owner of more than 14.9% of the outstanding shares of our common stock in a proxy contest or on other matters on which such person is entitled to vote.

The Maryland General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which we have done pursuant to our bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of our common stock. Though not anticipated, we could decide to become subject to the Maryland control share acquisition statute by amending our bylaws to eliminate the opt-out provision. See "—Amendment of Charter and Bylaws."

Board of directors.    Except with respect to any directors who may be elected by the holders of any class or series of preferred or other stock, our Board of Directors is divided into three classes, each of which contains approximately one-third of the members of the Board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our charter described below that limit the ability of stockholders to remove directors and that permit only the remaining directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, at least two annual meetings of stockholders will be required for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable. Our charter provides that stockholders may not cumulate their votes in the election of directors.

Our charter provides that we will have the number of directors fixed from time to time by our Board of Directors by a vote of a majority of the Board. MB Financial, Inc. currently has ten directors. Our charter and bylaws provide that, subject to the rights of the holders of any series of preferred or other stock then outstanding, vacancies in the Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred. Our charter further provides that, subject to the rights of the holders of any series of preferred or other stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The foregoing description of our Board of Directors does not apply with respect to directors that may be elected by the holders of the Series A Preferred Stock in the event we do not pay dividends on the Series A Preferred Stock for six or more dividend periods. See "Description of Series A Preferred Stock—Voting rights."

Special meetings of stockholders.    Our bylaws provide that special meetings of stockholders may be called by our Board of Directors by vote of a majority of the whole Board (meaning the total number of directors we would have if there were no vacancies on the Board). Our bylaws also provide that a special meeting of stockholders shall be called by on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Action by stockholders without a meeting.    Our bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of stockholders may instead be taken without a meeting if a unanimous written consent which sets forth the action is signed by each stockholder entitled to vote on the matter. The bylaws also provide that, unless our charter provides otherwise, the holders of any class of our stock, other than common stock, that is entitled to vote generally in the election of directors may act by written consent without a meeting if the consent is signed by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of stockholders.

Business combinations with certain persons.    Our charter provides that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving "interested stockholders" of MB Financial, Inc. require, in addition to any vote required by law, the approval of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors that is not beneficially owned by the interested stockholder in question, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An "interested stockholder" generally means a person who is a greater than 14.9% stockholder of MB Financial, Inc. or who is an affiliate of MB Financial, Inc. and at any time within the past two years was a greater than 14.9% stockholder of MB Financial, Inc.

The Maryland General Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by the board of directors and (ii) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. We have opted-out of the Maryland business combination statute through a provision in our charter.

Prevention of greenmail.    Our charter generally prohibits us from acquiring any of our own equity securities from a beneficial owner of 5% or more of our voting stock unless: (i) the acquisition is approved by the holders of a majority of our voting stock not owned by the seller, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by us or a subsidiary of ours to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of our Board of Directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price of our common stock and is approved by a majority of our Board of Directors, including a majority of the disinterested directors.

Amendment of charter and bylaws.    Our charter generally may be amended upon approval by the Board of Directors and the holders of a majority of the outstanding shares of our common stock. Our charter provides by its terms that it may be amended by our Board of Directors, without a stockholder vote, to change the number of shares of capital stock authorized for issuance.

Our bylaws may be amended either by the Board of Directors, by a vote of a majority of the whole Board, or by our stockholders, by the vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance notice provisions.    Our bylaws provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders not less than 90 days or more than 120 days before the anniversary of the preceding year's annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice of the proposal must be received by MB Financial no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.

Our bylaws also provide that we must receive written notice of any stockholder director nomination for a meeting of stockholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice of the nomination must be received by the secretary no later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.

Transfer agent

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

Description of Series A Preferred Stock

This section summarizes specific terms and provisions of the Series A Preferred Stock. The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the articles supplementary to our charter, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on December 8, 2008 and incorporated by reference into this prospectus. See "Where you can find more information."

General

The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 196,000 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date. We issued the shares of Series A Preferred Stock to Treasury on December 5, 2008 in connection with the TARP Capital Purchase Program for a purchase price of $196.0 million. Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued. See "Description of depositary shares—Series A Depositary Shares."

Dividends

Rate.    Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 5, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a "dividend period." Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend.

Dividends on the Series A Preferred Stock will be cumulative. If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Priority of dividends.    So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

"Junior Stock" means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of MB Financial, Inc. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

"Parity Stock" means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of MB Financial, Inc., in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of our assets or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of us with another entity nor a sale, lease or exchange of all or substantially all of our assets will constitute a liquidation, dissolution or winding up of our affairs.

Redemption and repurchases

Subject to the prior approval of the Federal Reserve, the Series A Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends (including dividends accrued on unpaid dividends) to but excluding the date of redemption, provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor. The "Minimum Amount" means $49.0 million plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury. A "Qualified Equity Offering" is defined as the sale for cash by MB Financial, Inc. (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our Board of Directors determines to be fair and equitable.

The securities purchase agreement between us and Treasury provides that so long as Treasury continues to own any shares of Series A Preferred Stock, we may not repurchase any shares of Series A Preferred Stock from any other holder of such shares unless we offer to repurchase a ratable portion of the shares of Series A Preferred Stock then held by the Treasury on the same terms and conditions.

Subsequent to our issuance of the Series A Preferred Stock, legislation was enacted that provides that subject to consulting with the appropriate federal banking agency (the Federal Reserve Board in our case), Treasury must permit repayment of funds provided under the TARP Capital Purchase Program without regard to whether the institution which received the funds has replaced the funds from any other source. Accordingly, this legislation effectively permits us to currently cause the redemption of the Series A Preferred Stock, without regard to whether we have raised additional capital in a Qualified Equity Offering or otherwise, subject to Treasury's consultation with the Federal Reserve Board. Upon our redemption of the Series A Preferred Stock, the Treasury Warrant may be repurchased from Treasury at its fair market value as agreed-upon by us and Treasury.

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.

No conversion rights

Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting rights

The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Maryland law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of MB Financial, Inc. will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the

"Preferred Directors") to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

No person may be elected as Preferred Director who would cause us to violate any corporate governance requirements of the NASDAQ Stock Market or any other securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term "Voting Parity Stock" means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under "—Dividends—Priority of Dividends") upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

In addition to any other vote or consent required by Maryland law or by our charter, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

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amend our charter or the articles supplementary for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of MB Financial, Inc.; or

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amend our charter or the articles supplementary for the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

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consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of MB Financial, Inc. with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which MB Financial, Inc. is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Description of depositary shares

We or the selling securityholders may offer depositary shares, which will be evidenced by depositary receipts, representing fractional interests in shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary, which will be named in the applicable prospectus supplement. The following briefly summarizes the anticipated material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement and except as may be provided otherwise under the terms of any depositary arrangement entered into for the Series A Preferred Stock. See "—Series A Depositary Shares." This description is subject to, and qualified in its entirety by reference to, all provisions of the applicable deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company or an affiliate of a bank or trust company we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and other distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders.

In the case of a distribution other than in cash, the preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to receive it. If the preferred stock depositary determines that it is not feasible to make such a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

The amounts distributed in any such distribution, whether in cash or otherwise, will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.

Redemption, conversion and exchange of preferred stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of that series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method, in each case as we may determine.

If a series of preferred stock represented by depositary shares is to be converted or exchanged, the holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts.

After the redemption, conversion or exchange date, the depositary shares called for redemption, conversion or exchange will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption, conversion or exchange.

Voting deposited preferred stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares relating to that series of preferred stock. Each record holder of the depositary receipts on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. The preferred stock depositary will try, if practical, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing those preferred shares.

Amendment and termination of deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary receipts will not be effective unless the amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the applicable deposit agreement, as amended.

We may direct the preferred stock depositary to terminate the applicable deposit agreement at any time by mailing notice of termination to the record holders of the depositary receipts then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the preferred stock depositary will deliver to each holder of depositary receipts, upon surrender of those receipts, such number of whole shares of the series of preferred stock represented by the depositary shares together with cash in lieu of any fractional shares, to the extent we have deposited cash for payment in lieu of fractional shares with the preferred stock depositary. In addition, the deposit agreement will automatically terminate if:

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all of the shares of the preferred stock deposited with the preferred stock depositary have been withdrawn, redeemed, converted or exchanged; or

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there has been a final distribution in respect of the deposited preferred stock in connection with our liquidation, dissolution or winding up.

Charges of preferred stock depositary; taxes and other governmental charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the preferred stock depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and removal of depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. The successor preferred stock depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if we are or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the applicable deposit agreement. Our obligations and the obligations of the preferred stock depositary under the applicable deposit agreement will be limited to performance in good faith of the duties under the deposit agreement and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Series A Depositary Shares

Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued (sometimes referred to in this prospectus as the "Series A Depositary Shares"). The Shares of Series A Preferred Stock would be held by a depositary reasonably acceptable to Treasury. The fractional amount per share of Series A Preferred Stock and the specific terms of the depositary arrangement would be described in a prospectus supplement. The actual terms of any such depositary arrangement for the Series A Preferred Stock would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See "Where you can find more information."

Description of warrants-general

We may issue warrants for the purchase shares of common stock or preferred stock or depositary shares. Warrants may be issued independently or together with any shares of common stock or preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from the shares of common stock or preferred stock or depositary shares. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following outlines the some of the anticipated general terms and conditions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement.

While the warrants covered by this prospectus include the warrant we issued to Treasury as part of the TARP Capital Purchase Program, the description in this section is not applicable to that warrant. For a description of the warrant we issued to Treasury, see "Description of Treasury Warrant."

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

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the offering price;

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the number of shares purchasable upon exercise of any common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

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the designation, number of shares and terms of the preferred stock purchasable upon exercise of any preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

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if applicable, the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

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the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

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whether the warrants will be issued in registered or bearer form; and

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any other terms of the warrants.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise.

Exercise of warrants

Each warrant will entitle the holder to purchase such number of shares of common stock or preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by us, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the shares of common stock or preferred stock or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or preferred stock or depositary shares purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including:

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the issuance of the stock dividend to holders of common stock or preferred stock, respectively;
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a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

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any other event described in the applicable prospectus supplement.

No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of MB Financial, Inc. as an entirety or substantially as an entirety, the holder of each outstanding warrant will have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

Description of Treasury Warrant

This section summarizes specific terms and provisions of the warrant we issued to Treasury on December 5, 2008 concurrent with our sale to Treasury of 196,000 shares of Series A Preferred Stock pursuant to the TARP Capital Purchase Program (the "Treasury Warrant"). The description of the Treasury Warrant contained in this section is qualified in its entirety by the actual terms of the Treasury Warrant, a copy of which was attached as Exhibit 4.1 to our Current Report on Form 8-K filed on December 8, 2008 and incorporated by reference into this prospectus. See "Where you can find more information."

General

The Treasury Warrant gives the holder the right to initially purchase up to 1,012,048 shares of our common stock at an exercise price of $29.05 per share. Subject to the limitations on exercise to which Treasury is subject described under "—Transferability," the Treasury Warrant is immediately exercisable and expires on December 5, 2018. The exercise price may be paid (i) by having us withhold from the shares of common stock that would otherwise be issued to the Treasury Warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if both we and the Treasury Warrant holder consent, in cash.

Possible reduction in number of shares

If we (or any successor to us by a business combination) complete one or more Qualified Equity Offerings (as defined under "Description of Series A Preferred Stock-Redemption and repurchases") prior to December 31, 2009 resulting in aggregate gross proceeds of at least $196.0 million (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us), the number of shares of common stock underlying the Treasury Warrant then held by Treasury will be reduced by 50%. The number of shares subject to the Treasury Warrant are subject to further adjustment as described below under "—Other adjustments."

Transferability

The Treasury Warrant is not subject to any restrictions on transfer; however, Treasury may only transfer or exercise the Treasury Warrant with respect to one-half of the shares underlying the Treasury Warrant prior to the earlier of (i) the date on which we (or any successor to us by a business combination) have received aggregate gross proceeds of at least $196.0 million (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us) from one or more Qualified Equity Offerings (including those by any successor to us by a business combination) and (ii) December 31, 2009.

Voting of treasury warrant shares

Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the Treasury Warrant. This does not apply to any other person who acquires any portion of the Treasury Warrant, or the shares of common stock underlying the Treasury Warrant, from Treasury. Our charter provides, however, that any person who beneficially owns shares of our common stock in excess of 14.9% of the outstanding shares may not vote the excess shares. See "Description of capital stock—Anti-takeover effects—Voting limitation."

Other adjustments

The exercise price of the Treasury Warrant and the number of shares underlying the Treasury Warrant automatically adjust upon the following events:

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any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

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until the earlier of (i) the date on which Treasury no longer holds any portion of the Treasury Warrant and (ii) December 5, 2011, issuance of our common stock (or securities convertible into our common stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;

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a pro rata repurchase by us of our common stock; or

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a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board, to protect the purchase rights of the Treasury Warrant holders.

In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions covered by the first bullet point above, the exercise price of the Treasury Warrant will be adjusted to reflect such distribution.

In the event of any merger, consolidation, or other business combination to which we are a party, the right of the holder of the Treasury Warrant to receive shares of our common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination. For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the holder of the Treasury Warrant will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

No rights as stockholders

The warrant does not entitle its holder to any of the rights of a stockholder of MB Financial, Inc. prior to exercise.

Description of purchase contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of:

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preferred stock, depositary shares or common stock;

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securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the foregoing;

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currencies; or

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commodities.

The price price per share of our common stock, preferred stock or depositary shares, or the price of the other securities, currencies or commodities that are the subject of the contract, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

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whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock, preferred stock or depositary shares, or other securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

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whether the purchase contracts are to be prepaid or not;

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whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

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any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

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whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

Description of units

Units will consist of any combination of one or more of the other types of securities described in this prospectus. The applicable prospectus supplement or supplements will also describe:

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the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

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any additional terms of the agreement governing the units;

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any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units; and

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whether the units will be issued in fully registered form.

The terms and conditions described under "Description of warrants—General" and "Description of capital stock" will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements to be entered into between us and a unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

Selling securityholders

On December 5, 2008, pursuant to the TARP Capital Purchase Program, we sold to Treasury 196,000 shares of our Series A Preferred Stock, for an aggregate purchase price of $196.0 million, and concurrently issued to Treasury the Treasury Warrant, a ten-year warrant to purchase up to 1,012,048 shares of our common stock at an exercise price of $29.05 per share, subject to adjustment as described under "Description of Treasury Warrant." The issuance of the Series A Preferred Stock and the Treasury Warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act of 1933.

We were required under the terms of the related securities purchase agreement between us and Treasury to register for resale the shares of the Series A Preferred Stock, the Treasury Warrant and the shares of our common stock underlying the Treasury Warrant (sometimes referred to in this prospectus as the "Treasury Warrant Shares"). This required registration includes depositary shares, representing fractional interests in the Series A Preferred Stock (sometimes referred to in this prospectus as the "Series A Depositary Shares"), in the event Treasury requests that we deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the securities purchase agreement. The shares of our preferred stock, depositary shares, warrants and shares of our common stock covered by this prospectus include the Series A Preferred Stock or any Series A Depositary Shares, the Treasury Warrant and the Treasury Warrant Shares, which may be resold pursuant to this prospectus by Treasury or any person to which Treasury has transferred its registration rights in accordance with the securities purchase agreement between us and Treasury (a "Treasury Transferee"). The Series A Preferred Stock, Series A Depositary Shares, Treasury Warrant and Treasury Warrant Shares are collectively referred to below as the "TARP Securities."

The selling securityholders may include (i) with respect to the TARP Securities, Treasury and any Treasury Transferee holding TARP Securities and (ii) with respect to any other securities covered by this prospectus, such other persons as we may identify in the future as selling securityholders in the applicable prospectus supplement. Treasury is required to notify us in writing of any transfer of its registration rights within ten days after the transfer, including the name and address of the Treasury Transferee(s) and the number and type of securities with respect to which the registration rights have been assigned. As of the date of this prospectus, Treasury has not notified us of any such transfer. We therefore believe that Treasury currently holds record and beneficial ownership of 100% of the outstanding shares of Series A Preferred Stock and the entire amount of the Treasury Warrant (none of which has been exercised).

Accordingly, the securities to be offered under this prospectus for the account of Treasury and any Treasury Transferees as selling securityholders are:

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196,000 shares of Series A Preferred Stock, representing 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus, or, in the event Treasury requests that we deposit the shares of Series A Preferred Stock with a depositary in accordance with the securities purchase agreement between us and Treasury, Series A Depositary Shares evidencing fractional share interests in such shares of Series A Preferred Stock;

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the Treasury Warrant, constituting a ten-year warrant to purchase 1,012,048 shares of our common stock at an exercise price of $29.05 per share, subject to adjustment as described under "Description of Treasury Warrant"; and

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the 1,012,048 shares of our common stock issuable upon exercise of the Treasury Warrant (subject to adjustment as noted in the immediately preceding bullet point), which shares, if issued, would represent ownership of approximately 2.9% of our common stock outstanding as of December 12, 2008.

For purposes of this prospectus, we have assumed that, after completion of a resale offering of TARP Securities covered by this prospectus, none of the TARP Securities will be held by Treasury or any Treasury Transferee.

We do not know when or in what amounts the selling securityholders may offer the securities covered by this prospectus for sale. The selling securityholders might not sell any of the securities covered by this prospectus. Because, to our knowledge, no sale of any of the securities covered by this prospectus is currently subject to any agreements, arrangements or understandings with a selling securityholder, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of any resale offering utilizing this prospectus.

The only potential selling securityholder whose identity we are currently aware of is Treasury. Other than with respect to Treasury's acquisition of the Series A Preferred Stock and the Treasury Warrant from us, Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

 Plan of distribution

We may sell the securities being offered by this prospectus and the applicable prospectus supplement:

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to the public through underwriters;
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through dealers;
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through agents; or
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directly to purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

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at a fixed price, or prices, which may be changed from time to time;
•
at market prices prevailing at the time of sale;
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at prices related to such prevailing market prices; or
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at negotiated prices.

The applicable prospectus supplement will describe the method of distribution of the securities and any applicable restrictions, as well as the terms of the offering, including the following:

•
the name of the agent or the name or names of any underwriters;
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the public offering or purchase price;
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any discounts and commissions to be allowed or paid to the agent or underwriters;
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all other items constituting underwriting compensation;
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any discounts and commissions to be allowed or paid to dealers; and
•
any exchanges on which the securities will be listed.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and the applicable prospectus supplement may be entitled to indemnification from us against some types of liabilities, including liabilities under the Securities Act of 1933, or to contribution from us with respect to payments which they may be required to make with respect to such liabilities, as well as reimbursement for some types of expenses. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and the applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may use this prospectus to solicit offers to purchase securities directly. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiary will solicit or receive a commission in connection with these direct sales.

Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may also enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement, including short sale transactions. In that event, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

In connection with an offering of securities, underwriters may purchase and sell the securities covered by this prospectus in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; these activities, if commenced, may be discontinued without notice at any time.

The securities covered by this prospectus may also be sold from time to time by our securityholders. The selling securityholders and their successors, including their transferees, may sell their securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers of the securities. In the case of sales by selling securityholders, we will not receive any of the proceeds from the sale by them of the securities. Unless otherwise described in an applicable prospectus supplement, the description herein of sales by us regarding underwriters, dealers and agents will apply similarly to sales by selling securityholders through underwriters, dealers and agents. We will name the underwriters, dealers or agents acting for the selling securityholders in a prospectus supplement and provide the principal terms of the agreement between the selling securityholders and the underwriters, dealers or agents.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold by selling securityholders under Rule 144 rather than pursuant to this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of those securities may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts or commissions under the Securities Act of 1933. Any selling securityholder who is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders will be obligated to comply with the provisions of the Exchange Act and its rules relating to stock manipulation, particularly Regulation M.

Pursuant to the securities purchase agreement between us and Treasury, we will pay substantially all expenses of the registration of the TARP Securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling securityholder with respect to such securities will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders with respect to the TARP Securities against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the securities purchase agreement between us and Treasury, or such selling securityholders will be entitled to contribution. We may enter into similar indemnification arrangements with selling securityholders with respect to securities other than the TARP Securities. We have agreed under the securities purchase agreement between us and Treasury to cause such of our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of TARP Securities covered by this prospectus. We may enter into similar lock-up arrangements with respect to securities other than the TARP Securities, whether in connection with an offering by us or by selling securityholders.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by Treasury. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

Legal matters

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by our counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C. Any underwriters will be represented by their own legal counsel.

Experts

Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

10,937,500 shares

Common shares

Prospectus supplement

J.P. Morgan Sole Book-Running Manager
Sandler O'Neill + Partners, L.P.
FBR Capital Markets	Howe Barnes Hoefer & Arnett	Sterne Agee

September 14, 2009

You should rely only on the information contained in this prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.